AngloGold Ashanti Cerro Vanguardia – 31 December 2021 ___________________________________________________________________________________ 30 March 2022 1 Technical Report Summary Cerro Vanguardia A Life of Mine Summary Report Effective date: 31 December 2021 As required by § 229.601(b)(96) of Regulation S-K as an exhibit to AngloGold Ashanti's Annual Report on Form 20-F pursuant to Subpart 229.1300 of Regulation S-K - Disclosure by Registrants Engaged in Mining Operations (§ 229.1300 through § 229.1305). AngloGold Ashanti Cerro Vanguardia – 31 December 2021 ___________________________________________________________________________________ 30 March 2022 2 Date and Signatures Page This report is effective as at 31 December 2021. Where the registrant (AngloGold Ashanti Limited) has relied on more than one Qualified Person to prepare the information and documentation supporting its disclosure of Mineral Resource or Mineral Reserve, the section(s) prepared by each qualified person has been clearly delineated. AngloGold Ashanti has recognised that in preparing this report, the Qualified Person(s) may have, when necessary, relied on information and input from others, including AngloGold Ashanti. As such, the table below lists the technical specialists who provided the relevant information and input, as necessary, to the Qualified Person to include in this Technical Report Summary. All information provided by AngloGold Ashanti has been identified in Section 25: Reliance on information provided by the registrant in this report. The registrant confirms it has obtained the written consent of each Qualified Person to the use of the person's name, or any quotation from, or summarisation of, the Technical Report summary in the relevant registration statement or report, and to the filing of the Technical Report Summary as an exhibit to the registration statement or report. The written consent only pertains to the particular section(s) of the Technical Report Summary prepared by each Qualified Person. The written consent has been filed together with the Technical Report Summary exhibit and will be retained for as long as AngloGold Ashanti relies on the Qualified Person’s information and supporting documentation for its current estimates regarding Mineral Resource or Mineral Reserve. MINERAL RESOURCE QUALIFIED PERSON Juan Paredes Sections prepared: 1 - 11, 20 – 25 _______________ MINERAL RESERVE QUALIFIED PERSON Martin Cesca Sections prepared: 1, 12-19, 21 - 25 _______________ Responsibility Technical Specialist ESTIMATION Guido Prates EVALUATION QAQC Guido Prates EXPLORATION Juan Paredes GEOLOGICAL MODEL Guido Prates GEOLOGY QAQC Guido Prates GEOTECHNICAL ENGINEERING Rafael Rios HYDROGEOLOGY Gerardo Lopez MINERAL RESOURCE CLASSIFICATION Juan Paredes ENVIRONMENTAL AND PERMITTING Fernando Salomone FINANCIAL MODEL Mariano Lauro INFRASTRUCTURE Nestor Volpato LEGAL Maria Garcia METALLURGY Walter Pizarro MINE PLANNING Guillermo Ledo MINERAL RESERVE CLASSIFICATION Guillermo Ledo /s/ Juan Paredes /s/ Martin Cesca AngloGold Ashanti Cerro Vanguardia – 31 December 2021 ___________________________________________________________________________________ 30 March 2022 3 Consent of Qualified Person I, Juan Paredes, in connection with the Technical Report Summary for “Cerro Vanguardia Mine, A Life of Mine Summary Report” dated 31 December 2021 (the “Technical Report Summary”) as required by Item 601(b)(96) of Regulation S-K and filed as an exhibit to AngloGold Ashanti Limited’s (“AngloGold Ashanti”) annual report on Form 20-F for the year ended 31 December 2021 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”) pursuant to Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“1300 Regulation S-K”), consent to: • the public filing and use of the Technical Report Summary as an exhibit to the Form 20-F; • the use of and reference to my name, including my status as an expert or “Qualified Person” (as defined in 1300 Regulation S-K) in connection with the Form 20-F and Technical Report Summary; • any extracts from, or summary of, the Technical Report Summary in the Form 20-F and the use of any information derived, summarised, quoted or referenced from the Technical Report Summary, or portions thereof, that is included or incorporated by reference into the Form 20-F; and • the incorporation by reference of the above items as included in the Form 20-F into AngloGold Ashanti’s registration statements on Form F-3 (Registration No. 333-230651) and on Form S-8 (Registration No. 333-113789) (and any amendments or supplements thereto). I am responsible for authoring, and this consent pertains to, the Technical Report Summary. I certify that I have read the Form 20-F and that it fairly and accurately represents the information in the Technical Report Summary for which I am responsible. Date: 30 March 2022 Juan Paredes /s/ Juan Paredes AngloGold Ashanti Cerro Vanguardia – 31 December 2021 ___________________________________________________________________________________ 30 March 2022 4 Consent of Qualified Person I, Martin Cesca, in connection with the Technical Report Summary for “Cerro Vanguardia Mine, A Life of Mine Summary Report” dated 31 December 2021 (the “Technical Report Summary”) as required by Item 601(b)(96) of Regulation S-K and filed as an exhibit to AngloGold Ashanti Limited’s (“AngloGold Ashanti”) annual report on Form 20-F for the year ended 31 December 2021 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”) pursuant to Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“1300 Regulation S-K”), consent to: • the public filing and use of the Technical Report Summary as an exhibit to the Form 20-F; • the use of and reference to my name, including my status as an expert or “Qualified Person” (as defined in 1300 Regulation S-K) in connection with the Form 20-F and Technical Report Summary; • any extracts from, or summary of, the Technical Report Summary in the Form 20-F and the use of any information derived, summarised, quoted or referenced from the Technical Report Summary, or portions thereof, that is included or incorporated by reference into the Form 20-F; and • the incorporation by reference of the above items as included in the Form 20-F into AngloGold Ashanti’s registration statements on Form F-3 (Registration No. 333-230651) and on Form S-8 (Registration No. 333-113789) (and any amendments or supplements thereto). I am responsible for authoring, and this consent pertains to, the Technical Report Summary. I certify that I have read the Form 20-F and that it fairly and accurately represents the information in the Technical Report Summary for which I am responsible. Date: 30 March 2022 Martin Cesca /s/ Martin Cesca

AngloGold Ashanti Cerro Vanguardia – 31 December 2021 ___________________________________________________________________________________ 30 March 2022 5 Contents 1 Executive Summary ............................................................................................................................... 9 1.1 Property description including mineral rights ................................................................................ 9 1.2 Ownership ................................................................................................................................... 9 1.3 Geology and mineralisation ......................................................................................................... 9 1.4 Status of exploration, development and operations ................................................................... 10 1.5 Mining methods ......................................................................................................................... 10 1.6 Mineral processing .................................................................................................................... 11 1.7 Mineral Resource and Mineral Reserve estimates ..................................................................... 11 1.8 Summary capital and operating cost estimates .......................................................................... 12 1.9 Permitting requirements............................................................................................................. 13 1.10 Conclusions and recommendations ......................................................................................... 13 2 Introduction .......................................................................................................................................... 14 2.1 Disclose registrant ..................................................................................................................... 14 2.2 Terms of reference and purpose for which this Technical Report Summary was prepared ........ 14 2.3 Sources of information and data contained in the report / used in its preparation ...................... 14 2.4 Qualified Person(s) site inspections ........................................................................................... 15 2.5 Purpose of this report ................................................................................................................ 15 3 Property description ............................................................................................................................. 15 3.1 Location of the property ............................................................................................................. 15 3.2 Area of the property ................................................................................................................... 16 3.3 Legal aspects (including environmental liabilities) and permitting .............................................. 16 3.4 Agreements, royalties and liabilities ........................................................................................... 17 4 Accessibility, climate, local resources, infrastructure and physiography ............................................... 17 4.1 Property description ................................................................................................................... 17 5 History ................................................................................................................................................. 18 6 Geological setting, mineralisation and deposit ..................................................................................... 19 6.1 Geological setting ...................................................................................................................... 19 6.2 Geological model and data density ............................................................................................ 19 6.3 Mineralisation ............................................................................................................................ 21 7 Exploration ........................................................................................................................................... 22 7.1 Nature and extent of relevant exploration work .......................................................................... 22 7.2 Drilling techniques and spacing ................................................................................................. 22 7.3 Results ...................................................................................................................................... 23 7.4 Locations of drill holes and other samples ................................................................................. 23 7.5 Hydrogeology ............................................................................................................................ 25 7.6 Geotechnical testing and analysis ............................................................................................. 27 8 Sample preparation, analysis and security ........................................................................................... 31 8.1 Sample preparation ................................................................................................................... 31 8.2 Assay method and laboratory .................................................................................................... 32 8.3 Sampling governance ................................................................................................................ 32 8.4 Quality Control and Quality Assurance ...................................................................................... 32 AngloGold Ashanti Cerro Vanguardia – 31 December 2021 ___________________________________________________________________________________ 30 March 2022 6 8.5 Qualified Person's opinion on adequacy .................................................................................... 34 9 Data verification ................................................................................................................................... 34 9.1 Data verification procedures ...................................................................................................... 34 9.2 Limitations on, or failure to conduct verification ......................................................................... 34 9.3 Qualified Person's opinion on data adequacy ............................................................................ 34 10 Mineral processing and metallurgical testing ...................................................................................... 35 10.1 Mineral processing / metallurgical testing ................................................................................ 35 10.2 Laboratory and results ............................................................................................................. 35 10.3 Qualified Person's opinion on data adequacy .......................................................................... 35 11 Mineral Resource estimates ............................................................................................................... 35 11.1 Reasonable basis for establishing the prospects of economic extraction for Mineral Resource 35 11.2 Key assumptions, parameters and methods used ................................................................... 36 11.3 Mineral Resource classification and uncertainty ...................................................................... 41 11.4 Mineral Resource summary ..................................................................................................... 42 11.5 Qualified Person's opinion ....................................................................................................... 43 12 Mineral Reserve estimates ................................................................................................................. 43 12.1 Key assumptions, parameters and methods used ................................................................... 43 12.2 Cut-off grades .......................................................................................................................... 45 12.3 Mineral Reserve classification and uncertainty ........................................................................ 46 12.4 Mineral Reserve summary ....................................................................................................... 47 12.5 Qualified Person’s opinion ....................................................................................................... 47 13 Mining methods ................................................................................................................................. 48 13.1 Requirements for stripping, underground development and backfilling .................................... 49 13.2 Mine equipment, machinery and personnel ............................................................................. 51 13.3 Final mine outline .................................................................................................................... 52 14 Processing and recovery methods ..................................................................................................... 56 15 Infrastructure ...................................................................................................................................... 60 16 Market studies ................................................................................................................................... 62 17 Environmental studies, permitting plans, negotiations, or agreements with local individuals or groups ............................................................................................................................................................... 64 17.1 Permitting ................................................................................................................................ 64 17.2 Requirements and plans for waste tailings disposal, site monitoring and water management .. 64 17.3 Socio-economic impacts .......................................................................................................... 65 17.4 Mine closure and reclamation .................................................................................................. 65 17.5 Qualified Person's opinion on adequacy of current plans ......................................................... 67 17.6 Commitments to ensure local procurement and hiring ............................................................. 67 18 Capital and operating costs ................................................................................................................ 68 18.1 Capital and operating costs ..................................................................................................... 68 18.2 Risk assessment ..................................................................................................................... 68 19 Economic analysis ............................................................................................................................. 68 19.1 Key assumptions, parameters and methods ............................................................................ 68 19.2 Results of economic analysis................................................................................................... 69 19.3 Sensitivity analysis .................................................................................................................. 70 AngloGold Ashanti Cerro Vanguardia – 31 December 2021 ___________________________________________________________________________________ 30 March 2022 7 20 Adjacent properties ............................................................................................................................ 70 21 Other relevant data and information ................................................................................................... 70 21.1 Inclusive Mineral Resource ...................................................................................................... 70 21.2 Inclusive Mineral Resource by-products .................................................................................. 71 21.3 Mineral Reserve by-products ................................................................................................... 71 21.4 Inferred Mineral Resource in annual Mineral Reserve design .................................................. 71 21.6 Certificate of Qualified Person(s) ............................................................................................. 72 22 Interpretation and conclusions ........................................................................................................... 73 23 Recommendations ............................................................................................................................. 73 24 References ........................................................................................................................................ 73 24.1 References .............................................................................................................................. 73 24.2 Mining terms ............................................................................................................................ 73 25 Reliance on information provided by the Registrant ........................................................................... 77 AngloGold Ashanti Cerro Vanguardia – 31 December 2021 ___________________________________________________________________________________ 30 March 2022 8 List of Figures Process Plant CVSA ................................................................................................................................... 11 CAT 777 Trucks.......................................................................................................................................... 12 Wall stabilisation and control ...................................................................................................................... 13 CVSA Infrastructure Map ............................................................................................................................ 15 CVSA Mining Lease Area ........................................................................................................................... 16 CVSA Stratigraphic column in the Central zone .......................................................................................... 20 Loma del Muerto cross-section and 3D view .............................................................................................. 21 Potrero cross-section .................................................................................................................................. 21 Map of drill holes, trenches and channels executed at CVSA during 2021 ................................................. 24 Teresa vein block model ............................................................................................................................. 25 Teresa vein intersection hole TEDDH 3808 ................................................................................................ 25 CVSA groundwater pumping and monitoring wells ..................................................................................... 26 Examples of the UCS compression tests .................................................................................................... 28 Location of the wells and the orientation of the vein long term .................................................................... 29 Projection of domain of wells with the proximity of the long-term vein ......................................................... 30 QA/QC Standard control. Material Reference Oxi164. Au=1.790. ............................................................... 33 QA/QC Standard control. Material Reference OxL159. Au=5.849............................................................... 33 QA/QC Standard control. Material Reference OxQ114. Ag=127.1 .............................................................. 34 Cuncuna vein-rich silver zones ................................................................................................................... 38 CVSA inclusive Mineral Resource gold grade tonnage curve (surface) ...................................................... 39 CVSA inclusive Mineral Resource gold grade tonnage curve (underground) .............................................. 39 Loma del Muerto search ............................................................................................................................. 40 Outliers analysis for separate estimation .................................................................................................... 40 CVSA Mineral Resource classification ........................................................................................................ 42 Gold Equivalent cut-off grade and cut-over grade determination ................................................................ 46 OD8 underground mine .............................................................................................................................. 48 Mine ventilation circuits............................................................................................................................... 51 Location of the Camp, Process Plant, Maintenance Workshop and heap leach pad ................................... 52 Location of mine office and some nearby operating pits ............................................................................. 53 CVSA lease limits ....................................................................................................................................... 54 The extent of the mining areas at CVSA Mine infrastructure ....................................................................... 55 Sulphide processing plant flow diagram ...................................................................................................... 57 CVSA processing plant layout .................................................................................................................... 58 Photograph taken on the ground of the dome and crushing sector. ............................................................ 59 Aerial view of the heap leach pad ............................................................................................................... 60

AngloGold Ashanti Cerro Vanguardia – 31 December 2021 ___________________________________________________________________________________ 30 March 2022 9 1 Executive Summary 1.1 Property description including mineral rights Cerro Vanguardia Sociedad Anónima (CVSA) is a production stage gold-silver operation with multiple open pit and underground mines located within the property but mined simultaneously. AngloGold Ashanti Ltd has a 92.5% stake in Cerro Vanguardia, the company’s sole operation in Argentina, with Fomento Minero de Santa Cruz Sociedad del Estado (Fomicruz SE), a state-owned company operating in the province of Santa Cruz, owning the remaining 7.5%. The climate is semi-arid and although snow does occur, winter is mild and exploration activities are normally possible all year round. Cerro Vanguardia is in the Santa Cruz province, southern Patagonia, Argentina, approximately 110km north-northwest of the coastal town of Puerto San Julian. Access to the area is by aircraft from Buenos Aires to Comodoro Rivadavia (380km) or Rio Gallegos (510km) and then by road to the mine site. Gold exploration at the site was started in late 1980s by the state owned Fomicruz SE and Minera Mincorp (a Joint Venture between Anglo American Argentina Holdings Limited and a local private company Perez Companc). Cerro Vanguardia commenced as an open pit operation in 1998 and this was supplemented in 2010 with the start of shallow underground mining to access high-grade material. To complement the existing gold plant, a heap-leaching operation was started in 2012. AngloGold purchased Minera Mincorp’s share in Cerro Vanguardia in 1999, and the mine has been operated by AngloGold Ashanti since, with the remaining portion acquired from Perez Companc in 2002. The mining license discussed in Section 3.3, encompasses an area of approximately 543km2. The mining license, which covers the full Mineral Reserve, was granted on 27th December 1996 and expires on 26th December 2036. The Cerro Vanguardia district contains more than 100 Gold and Silver-bearing epithermal veins for a cumulative exposed vein strike extension of 240km. All veins at Cerro Vanguardia are of the low sulphidation epithermal type and are hosted within a thick sequence of ignimbrite known as the Chon Aike Formation, which is estimated to have formed between 166 to 150Ma. Radiometric Argon/Argon (40Ar/39Ar) dating on adularia from the Osvaldo Diez vein at Cerro Vanguardia yielded ages of 153.4±1.46Ma, 152.9±2.75Ma and 155.1±3.0Ma. 1.2 Ownership The Argentine law provides for different rights relating to the Mineral Reserve and Mineral Resource (under a mining concession as per the Mining Code) and to the surface land (under common real property rights as per the Civil and Commercial Code). Mining rights to the ores and Mineral Reserve belong to Fomicruz SE, a legal entity owned by the Province of Santa Cruz, who granted AngloGold Ashanti a mining license discussed in detail in Section 3.3. Rights to use the surface land are owned by Cerro Vanguardia S.A. either as a holder of ownership rights or as beneficiary of easements or rights of way. The mine is operated by Cerro Vanguardia S.A. a company formed by AngloGold Ashanti (92.5%) and Fomicruz, government agency of Santa Cruz province (7.5%). All Mineral Resource and Mineral Reserve numbers quoted in this report are attributable. 1.3 Geology and mineralisation The Cerro Vanguardia district is located within the southern Deseado Massif in the Santa Cruz province of Patagonia, Argentina. The Deseado Massif is an extensive rhyolite province of Middle to Upper Jurassic age. The most important geological feature in the Deseado Massif is an extended plateau formed by pyroclastic, epiclastic and extrusive rocks that were part of a strong explosive volcanic event associated with regional extensional tectonics developed during the Middle Upper Jurassic and related to the opening of the Atlantic Ocean. The rocks representing this magmatism are termed the Bajo Pobre Formation and Bahia Laura Group. The Bajo Pobre Formation comprises andesites, basalts and mafic volcanic agglomerates. The Bahia Laura Group includes both the Chon Aike Formation (ignimbrites, tuffs, volcanic breccias, agglomerates, lavas, and domes) and the La Matilde Formation (tuffs and epiclastic volcanic interlayered with ignimbrites). AngloGold Ashanti Cerro Vanguardia – 31 December 2021 ___________________________________________________________________________________ 30 March 2022 10 The Middle-Upper Jurassic ignimbrites and volcanic rocks of the Chon Aike Formation host the low- sulphidation epithermal gold and silver deposits. The thickness of the ignimbrite sequence is estimated to have exceeded 1,000m but some lateral variations have been identified across the district. Epithermal gold-silver bearing structures cut across all Jurassic rocks in the stratigraphy. The two main ignimbrite units, the Masiva-Lajosa and Granosa, host most of the mineralised veins. The Masiva-Lajosa ignimbrite occurs at the top of the sequence while the Granosa ignimbrite occurs towards the bottom. These two ignimbrites are separated by two thinner, polymictic ignimbrite units (Brechosa and Brechosa Base) and a sequence of stratified crystal to ash-rich tuffs (Estratificada unit). The base of the sequence is a mixed unit of stratified ignimbrite intercalated with fine-grained tuffs (Estratificada Inferior ignimbrite). Cerro Vanguardia is in the core of the 60,000km2 Deseado Massif, one of the most extensive volcanic complexes in southern Patagonia. The Deseado Massif is an extensive rhyolite province of Middle to Upper Jurassic age deposited over Paleozoic low-grade metamorphic basement rocks. These rocks are exposed in erosional windows through overlying Cretaceous sediments and Tertiary to Quaternary basalts. The orebodies comprise a series of low-sulphidation epithermal vein deposits containing gold and large quantities of silver, which is produced as a by-product. The mineralisation is concentrated in steeply dipping quartz veins that cut the flat-lying ignimbrites and volcanoclastic rocks. The Cerro Vanguardia district contains around 100 gold and silver-bearing epithermal veins for a cumulative exposed vein strike extension of more than 240km, of which 55 veins are currently known to contain economic gold and silver mineralisation. The veins at Cerro Vanguardia consist mainly of quartz and adularia and contain minor electrum, native gold, silver sulphides and native silver as fine-grained disseminations. Vein textures are mainly characterised by colloform-crustiform banding, pseudomorphic quartz lattice textures, massive-to-vuggy quartz veins and vein breccias. 40Ar/39Ar dating on adularia from the Osvaldo Diez vein yielded ages of around 153Ma while the age of the thick sequence of ignimbrites hosting the veins has been dated between 166Ma and 150Ma. 1.4 Status of exploration, development and operations Cerro Vanguardia is a gold-silver mine. Several open pits and multiple underground mines located in different parts of the property, are usually mined at the same time. The mining of the orebodies started in 1998 as an open pit operation. Cerro Vanguardia currently mines from multiple open pits that are up to 200m deep and shallow underground mines. The highest grade and thickest veins were mined first to maximise the projects net present value, leaving behind the thinner, lower grade veins. The start-up of the heap-leach in 2012 turned low-grade material associated with some of the lower grade veins into new exploration targets. A project has been initiated to identify the lower grade veins that were previously unmined that could be mined for treatment by heap-leaching. Currently, the heap-leach Mineral Resource consists only of stockwork material that is mined concurrently with the direct plant-feed ore or from stockpiles. 1.5 Mining methods Cerro Vanguardia conducts both underground and open pit mining. Open pit mining is by conventional open pit methods with a double bench height of 20m and contributes 60% of the ore material. Open pit mining is distributed between multiple operating pits, typically 5 to 10 at any one time: depending on the plant feed requirements. For the underground operations, long-hole stoping is the mining method and, currently, there are four underground mines that are operated at the same time, located on the Osvaldo 8, Cuncuna, Serena and Zorro veins. Three more underground mines are in development (Liliana, Osvaldo 7 and Loma del Muerto CB6). Underground mining represents around 40% of total production, a percentage that will increase in the coming years. Lower grade material is stockpiled and processed on the heap leach. AngloGold Ashanti Cerro Vanguardia – 31 December 2021 ___________________________________________________________________________________ 30 March 2022 11 1.6 Mineral processing The process plant has a daily capacity estimated at 3,500 tpd (1.2 Mt per year), with gold and silver grades of around 4.25g/t and 120g/t respectively. The plant comprises the following stages: crushing, milling, conventional leaching in tanks, counter current decant system in thickeners (CCD circuit), a carbon-in-leach process (CIL), acid wash, elution, conventional Merrill-Crowe process to recover gold and silver with metallic zinc, and a cyanide recovery plant (Cyanisorb). The tails go directly to a conventional tailings dam facility, where there is also a water reclamation system for the plant. Additional to the processing plant, there is a heap leach pad, with an annual capacity of 1.5Mt per year and gold and silver grades of around 0.7g/t and 20g/t respectively. The pregnant solution from this process goes directly to the CCD circuit in the process plant and to the Merrill-Crowe process for gold and silver recovery. Process Plant CVSA 1.7 Mineral Resource and Mineral Reserve estimates The exclusive Mineral Resource is calculated from the inclusive Mineral Resource models, subtracting the declared Mineral Reserve (using the final open pit and underground designs and difference between Mineral Resource and Mineral Reserve cut-off grades). These calculations made for each of the models. Exclusive Mineral Resource include all Inferred inclusive Mineral Resource. Exclusive gold Mineral Resource Cerro Vanguardia Tonnes Grade Contained gold as at 31 December 2021 Category million g/t tonnes Moz Measured 4.33 2.66 11.53 0.37 Indicated 19.73 2.15 42.41 1.36 Measured & Indicated 24.07 2.24 53.93 1.73 Inferred 4.96 2.35 11.65 0.37 The Mineral Reserve for CVSA was re-evaluated as at 31st December 2021 using updated economic factors, latest Mineral Resource models, geological, geotechnical inputs and latest metallurgical updates. The Mineral Reserve estimate has been prepared as stipulated in the Guidelines for the Reporting of AngloGold Ashanti Cerro Vanguardia – 31 December 2021 ___________________________________________________________________________________ 30 March 2022 12 Exploration Results, Mineral Resource and Ore Reserve (hereinafter referred to as the Guidelines for Reporting). The total open pit, underground and stockpile Mineral Reserve for Cerro Vanguardia was estimated at 12.3 Mt at 2.07g/t for 0.82M oz of Gold on an attributable basis. This is a combination of Proven (4.2Mt at 2.04g/t) and Probable (8.1Mt at 2.08g/t) Mineral Reserve. Gold Mineral Reserve Cerro Vanguardia Tonnes Grade Contained gold as at 31 December 2021 Category million g/t tonnes Moz Proven 4.19 2.04 8.54 0.27 Probable 8.12 2.08 16.88 0.54 Total 12.31 2.07 25.42 0.82 1.8 Summary capital and operating cost estimates Key economic parameters, such as exchange rates, inflation, revenue, price curves (Au and Ag) were provided by AngloGold Ashanti corporate guidance, as per the AngloGold Ashanti business planning process. The operating costs such as capital and operating costs, royalties, cut-off grades, are calculated by CVSA and reviewed by AngloGold Ashanti personnel. Argentinian provinces, as owners of the Mineral Resource, are entitled to collect a royalty payment to be calculated as a percentage of the pit-head value of the mineral extracted. Mining Investment Law has capped the royalties to be collected by the provinces at 3%. Provinces that adhere to the Mining Investment Law are legally committed not to exceed this cap. CVSA is subject to a 3% provincial royalty payable to Santa Cruz. Operating costs are forecasted according to AngloGold Ashanti assumptions for business planning (inflation, exchange rate, etc.) and based on 2021 costs. Capital requirements are estimated according to the CVSA business plan, which includes a new heap leach pad, Heavy Mobile Equipment (HME) renewal, as well an aggressive exploration campaign. Rehabilitation costs were estimated including a contingency estimate of 25%. CAT 777 Trucks

AngloGold Ashanti Cerro Vanguardia – 31 December 2021

Wall stabilisation and control



1.9 Permitting requirements

Under the Argentinian Mining Code, CVSA is granted the right to mine and to process ore at site. The other fundamental permit granted by the provincial government is the Environmental Impact Declaration, to be renewed every two years. Other permits required have been obtained from provincial agencies to extract and use water. National (or federal) permits were obtained to operate with dangerous hazards and explosives; and from the federal government to export production. Finally, a registration as mining investor was secured from the federal relevant agency.

The mining license, which covers the full Mineral Reserve, was issued on 27th December 1996 and expires on 26th December 2036.

1.10 Conclusions and recommendations

The Mineral Resource QP is of the opinion that the sample collection, preparation, labs analysis, and security used at CVSA are performed in accordance with exploration best practices and industry standards and are suitable for use in the Mineral Resource estimation. In the QP's opinion, the drilling and sampling procedures at CVSA are robust, suitable for the style of mineralisation in CVSA and are at or above industry standard practices.

The Mineral Reserve is compiled in accordance with AngloGold Ashanti's Guidelines for Reporting, the SAMREC Code (2016) and the requirements of the US Securities and Exchange Commission (SEC).

No significant flaws have been identified during external reviews and internal peer reviews. The Mineral Reserve QP is of the opinion that the Mineral Reserve estimation practices are robust and suitable for the style of mineralisation in CVSA and are at or above industry practices.

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AngloGold Ashanti Cerro Vanguardia – 31 December 2021

2 Introduction

2.1 Disclose registrant

This technical report summary was prepared for AngloGold Ashanti who is the registrant and owner of the property.

2.2 Terms of reference and purpose for which this Technical Report Summary was prepared

The purpose of this Qualified Persons (QP) report is to support the public disclosure of the 2021 year-end Mineral Resource and Mineral Reserve estimate at the Cerro Vanguardia (CVSA) located in the Santa Cruz province of Patagonia, Argentina. The Mineral Resource and Mineral Reserve are reported at 31 December 2021. The Mineral Resource is reported in situ of block modelled material and as broken material for stockpiles. The Mineral Reserve is reported as delivered to the processing facility and therefore inclusive of ore loss and dilution.

Terms of reference are following AngloGold Ashanti Guidelines for the Reporting of Exploration Results, Mineral Resource and Ore Reserve and based on public reporting requirements as per regulation S-K 1300. Although the term Mineral Reserve is used throughout S-K 1300 and this document, it is recognised that the term Ore Reserve is synonymous with Mineral Reserve. AngloGold Ashanti uses Ore Reserve in its internal reporting.

The Technical Report Summary aims to reduce complexity and therefore does not include large amounts of technical or other project data, either in the report or as appendices to the report, as stipulated in Subpart 229.1300 and 1301, Disclosure by Registrants Engaged in Mining Operations and 229.601 (Item 601) Exhibits, and General Instructions. The qualified person must draft the summary to conform, to the extent practicable, with the plain English principles set forth in§ 230.421 of this chapter. Should more detail be required they will be furnished on request.

The following should be noted in respect of the Technical Report Summary:

- All figures are expressed on an attributable basis unless otherwise indicated
- Unless otherwise stated, $ or dollar refers to United States dollars
- ARS refers to Argentine peso
- Group and company are used interchangeably
- Mine, operation, business unit and property are used interchangeably
- Rounding off of numbers may result in computational discrepancies
- To reflect that figures are not precise calculations and that there is uncertainty in their estimation, AngloGold Ashanti reports tonnage, content for gold to two decimals and copper, content with no decimals
- Metric tonnes (t) are used throughout this report and all ounces are Troy ounces
- Abbreviations used in this report: gold – Au and silver – Ag
- The reference co-ordinate system used for the location of properties as well as infrastructure and licences maps / plans is latitude longitude geographic co-ordinates in various formats, or relevant Universal Transverse Mercator (UTM) projection.

This report uses internal information generated by the CVSA Business Planning process which is the overarching process to generate Mineral Resource and Mineral Reserve at the operation. AngloGold Ashanti requires that the Mineral Reserve that is an outcome of this process is generated to a minimum of a Pre-Feasibility Study (PFS) level.

2.3 Sources of information and data contained in the report / used in its preparation

The information contained in the Technical Report Summary is provided by AngloGold Ashanti internal specialists, using results sourced from accredited external laboratories. The updated estimate of the Mineral Resource following reflects the success of the 2021 exploration drilling campaign. The report also draws on information supplied by AngloGold Ashanti's Guidelines for reporting as well as the internal Business Planning process.

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AngloGold Ashanti Cerro Vanguardia – 31 December 2021

2.4 Qualified Person(s) site inspections

The Mineral Resource and Mineral Reserve QPs work full time at the mine as do the technical specialists who provide the information for the report.

2.5 Purpose of this report

This is first time reporting of the Technical Report Summary for this operation / project (according to S-K 1300). There are no previously filed Technical Report Summaries for this operation / project. This Technical Report Summary supports the declaration of Mineral Resource and Mineral Reserve for CVSA.

3 Property description

3.1 Location of the property

CVSA is located in Santa Cruz province, southern Patagonia, Argentina, approximately 110km north-northwest of the coastal town of Puerto San Julian. Access to the area is by aircraft from Buenos Aires to either Comodoro Rivadavia or Rio Gallegos, and subsequently by road to the mine site with distances of 380km and 510km respectively.

CVSA Infrastructure Map


Vanguardia 2 CB11
Vanguardia 3 CB11
Vanguardia 3 CB10
Patty CB5
Cuncuna portal
to Comodoro Rivadavia / Rio Gallegos
Luciana 1 CB1
Serena portal
Monica CB6
Potrero CB1
Loma del Muerto CB6
Serena Sur CB1
Potrero CB6
Belén CB2
Loma del Muerto CB6 Portal
Osvaldo Diez CB12
Rocio CB1 portal
Zorro portal
Belén CB3
Lucy CB1
Zorro 3 Portal
Atila 2 CB6
Atila 2 CB7
Osvaldo Diez CB8 portal
Insert: Total mining lease area
Liliana Norte portal
Concepción CB1
Liliana Sur portal
El Lazo CB1
Laguna del Mineral CB1
0
1.5
3 Km
Plant centroid Co-ordinates
48°23'08"S, 68°15'46"W
N
Licences
Mining
Exploration
Mine Infrastructure
Pits
Plant
ROM Pad
Stockpiles
Leach Pad
TSF
Waste Dumps
Underground access
Roads
main
secondary
Insert
Total mining lease area
Map zoomed in area

30 March 2022

15

AngloGold Ashanti Cerro Vanguardia – 31 December 2021

Open pit operations commenced in 1998, shallow underground mining in 2010 and heap-leaching operations in 2012, AngloGold Ashanti (AGA) owns 92.5% of CVSA with the provincial government (Fomicruz) owning the remainder 7.5% stake.

Historically, the Argentina government has been open to mining activities, however, being a republic organised as a federal state, each province has its own regulations with specific legal frameworks in addition to federal laws.

The CVSA mining license includes the lease area of approximately 543km^2 covering the full Mineral Reserve and Mineral Resource. It was issued on 27th December 1996 and expires on 26th December 2036.

The province of Santa Cruz is a district friendly to mining activities, and several gold and silver mines are currently in production in the province. From a sustainability perspective, CVSA has always met all requirements in relation to its Environmental and Social License with the Santa Cruz Province.

From an economic perspective, Argentina's economy in the last few years has been affected by two-digit inflation rates and the government imposed regulations on foreign trade with severe restrictions on imports, exports, and access to foreign exchange market. CVSA has adapted well to this challenging context that was aggravated by COVID pandemic since March 2020.

3.2 Area of the property

The mining licence 402642/CV/97 includes the lease area of approximately 543km^2 and covers the full Mineral Reserve and Mineral Resource. The licence was issued on the 27th December 1996 and expires on 26th December 2036.

3.3 Legal aspects (including environmental liabilities) and permitting

The mining rights upon which the operation is carried out arise from a mining license (an in rem right to use and exploit) granted by a Provincial state-owned company called Fomicruz SE (or Fomento Minero de Santa Cruz Sociedad del Estado) over mining rights owned by Fomicruz under a concession granted by the Provincial mining authority.

CVSA Mining Lease Area


Total mining lease area
N
0
3
6 Km
CERRO VANGUARDIA
Mine Infrastructure
Main Road
Plant
Pits
Stockpile
Leach Pad
TSF
Licenses 2020
Type
Mining

30 March 2022 16

AngloGold Ashanti Cerro Vanguardia – 31 December 2021 ___________________________________________________________________________________ 30 March 2022 17 The mining license allows CVSA to explore, mine and operate a processing plant on site in exchange for the payment of a price set forth in the mining license contract. The mining license was granted in 1996 for the maximum term allowed in the Mining Code, which is 40 years, thus expiring in December 2036, in respect of mining concessions granted to Fomicruz by the Provincial mining authority. Those concessions are valid indefinitely as long as certain payments are made by Issuer. The right to mine, explore and operate the processing plant derive from the mining license described above. The mining license was granted upon express provisions in the National Mining Code so that its creation and operation is covered by National law. No impediments are envisaged that could prevent CVSA from mining and operating the processing facility. CVSA is not aware of the existence of any legal proceeding that might adversely affect or negatively influence its rights to mine minerals or prospect or explore in search of additional Mineral Resource. Further, CVSA is not aware of the existence of any cause for such legal proceeding. CVSA holds all material permits that allow exploration, mining, the operation of the processing plant and the marketing of its production and is confident that it will be able to renew each and all of them if and when their term or effect may elapse. 3.4 Agreements, royalties and liabilities As per Provincial legislation, royalties are paid to the Provincial government as it is the constitutional owner of all natural resources within its territory. The royalties are calculated at the rate of 3% of the pit-head value of the ores extracted. No other royalties, whether to private or governmental parties, are paid. The owner of the mining rights is Fomicruz SE (Fomento Minero de Santa Cruz Sociedad del Estado), who granted to CVSA the exclusive rights to explore, mine and operate a processing plant in relation to the deposit in exchange for a consideration set at the rate of 5.5% of the sales of d’ore production. CVSA is liable to comply with the statutory conditions to keep the mining rights in good standing and to run the operation of the mine in compliance with the rules of the Mining Code. Mine closure and rehabilitation of the site must be performed by CVSA in compliance with Provincial legislation passed in mid-2021 by the Provincial authority under the Number Act 3751, which came into effect on 28th July 2021, when it was published in the Provincial Official Gazette. As per the terms of this act, CVSA must file a rehabilitation plan by January 2023, as well as progress reports every six months. The rehabilitation plan must be updated every two years and shall include a proposal on how CVSA shall provide a financial guarantee to cover compliance of the plan. Guarantees contemplated in the act are: • trusts • insurance policies • bank guarantees • cash or listed public bonds deposits, and • shareholder guarantees. The guarantee must be perfected and delivered upon approval of the plan and its value is annually determined in respect of the budget of the plan. CVSA is liable for 10 years following closure and rehabilitation of the site. Rehabilitation is completed when the enforcement authority delivers a rehabilitation completion certificate. 4 Accessibility, climate, local resources, infrastructure and physiography 4.1 Property description CVSA is located in Santa Cruz province, southern Patagonia, Argentina, approximately 110km north- northwest of the coastal town of Puerto San Julian (150km by road) with no other population centres nearby. There are no significant environmental or social issues pending. The climate is semi-arid and AngloGold Ashanti Cerro Vanguardia – 31 December 2021 ___________________________________________________________________________________ 30 March 2022 18 although snow occurs, winter is mild and exploration activities are normally possible throughout the year. Due to the semi-desert climate, vegetation is scarce and limited to low-altitude grasses and bushes. There are no significant environmental and natural disaster risks. 5 History Gold exploration at the site was started in late 1980s by the state owned Fomicruz SE and Minera Mincorp (a Joint Venture between Anglo American Argentina Holdings Limited and a local private company Perez Companc). Cerro Vanguardia commenced as an open pit operation in 1998 and this was supplemented in 2010 with the start of shallow underground mining to access high-grade material. To complement the existing gold plant, a heap-leaching operation was started in 2012. AngloGold purchased Minera Mincorp’s share in Cerro Vanguardia in 1999, and the mine has been operated by AngloGold Ashanti ever since. The first Mineral Resource estimate for CVSA was completed in 1996 with only a few veins incorporated into the estimate, with production beginning in 1998. The estimated production in the first life-of-mine plan had the mine closing in 2008. Brownfield exploration efforts over the years added Mineral Resource , such that production is forecast to end in 2027, based on an annual production of around 200,000 ounces of gold. Reconciliation of Produced Grade, Tonnage and Gold – 2018 to 2021 CVSA CIL TOTAL Year Reconciliation Entity 2018 2019 2020 2021 Mineral Resource Model (oz) 298,488 193,320.0 123,234.0 151,173.0 Grade Control Model (oz) 281,190 201,299.0 136,994.0 155,352.0 Percentage (%) 94% 104% 111% 103% CVSA CIL TOTAL Year Reconciliation Entity 2018 2019 2020 2021 Mine Feed (oz) 253,669.0 195,266.0 143,842.0 144,710.0 Plant Accounted (oz) 272,638.0 214,672.0 153,938.0 132,493.0 Percentage (%) 107% 110% 107% 92% CVSA HL Year Reconciliation Entity 2018 2019 2020 2021 Mineral Resource Model (oz) 15,976.3 17,898.8 14,282.2 15,825.0 Grade Control Model (oz) 18,052.2 19,320.0 21,324.6 16,322.9 Percentage (%) 113% 108% 149% 103% CVSA HL Year Reconciliation Entity 2018 2019 2020 2021 Mine Feed (oz) 37,644.2 49,131.7 25,135.0 32,255.5 Plant Accounted (oz) 42,703.3 59,159.8 32,536.4 39,145.5 Percentage (%) 113% 120% 129% 121% The performance between Mineral Resource and Grade Control has been good in recent years, however, production plans with the most reliable information possible are needed. To this end, infill drilling and advanced control drilling are being carried out to reduce the uncertainty of the long-term models. Until 2020, the behaviour between the Mineral Feed and Plant Accounted was positive with values above 100%. In 2021, the performance was lower than expected, as a result of the feed to the mill with very different grades. We are currently working on new mill feeding/blending protocols to try to reduce these significant differences. AngloGold Ashanti Cerro Vanguardia – 31 December 2021 ___________________________________________________________________________________ 30 March 2022 19 6 Geological setting, mineralisation and deposit 6.1 Geological setting The Cerro Vanguardia district is located within the southern Deseado Massif in the Santa Cruz Province of Patagonia, Argentina. The Deseado Massif is an extensive rhyolite province of Middle to Upper Jurassic age. The most important geological feature in the Deseado Massif is an extended plateau formed by pyroclastic, epiclastic and effusive rocks, which were part of a large explosive volcanic event associated with regional extensional tectonics developed during the Middle - Upper Jurassic and related to the opening of the Atlantic Ocean. The rocks representing this magmatism include the Bajo Pobre Formation and the Bahia Laura Group. The Bajo Pobre Formation is made of andesites, basalts and mafic volcanic agglomerates while the Bahia Laura Group includes both the Chon Aike Formation (ignimbrites, tuffs, volcanic breccias, agglomerates, lavas and domes) and the La Matilde Formation (tuffs and epiclastic volcanic interlayered with ignimbrites). The Cerro Vanguardia district contains around 100 Au-Ag-bearing epithermal veins for a cumulative exposed vein strike extension of around 240km. All veins at CVSA are of the low sulphidation epithermal type and they are hosted within a thick sequence of ignimbrite known as the Chon Aike Formation, which is estimated to have formed between 166 to 150Ma. Radiometric Argon/Argon (40Ar/39Ar) dating on adularia from the Osvaldo Diez vein at Cerro Vanguardia yielded ages of 153.4±1.46Ma, 152.9±2.75Ma and 155.1 ±3.0Ma. 6.2 Geological model and data density The Cerro Vanguardia district covers an area of approximately 543km2 in Central Santa Cruz. The Chon Aike Formation is part of the Bahia Laura Group, which also includes overlying and intercalated volcaniclastic rocks of the La Matilde Formation. The Bahia Laura Group is interpreted to unconformably overlie basalt-andesite volcanic rocks of the Bajo Pobre Formation. The Cerro Vanguardia district is one of the world’s largest low sulphidation epithermal vein fields, containing approximately 100 veins for a cumulative exposed vein strike extension of more than about 240km. Mineralised veins in the district consist mainly of quartz and adularia that contain minor native gold, silver and fine-grained disseminated electrum. Most veins, hosted within ignimbrites of the Chon Aike Formation, are steeply dipping (90° to 70°) and vary in thickness from 0.5m to 10m width, with an average thickness of 3.5m . The dry bulk density measurements are taken in every diamond hole core and every rock type using the Archimedes method. Approximately 30 samples are selected annually to be checked in the National University of San Juan, to validate the site density measurements. Contact with mine planning and operation is very fluid with the objective of checking tonnages, trucks and reconciliation, in order to determine if density could be a variable to review. The Mineral Resource classification was done according to the corporate policy: • Measured Mineral Resource: Error less than 15% with 90% of probability for a three-month production block. • Indicated Mineral Resource: Error less than 15% with 90% of probability for a one-year production block. • Inferred Mineral Resource: above 15% for one year production blocks from known mineral that was taken from samples far from each other due to its high uncertainty, are. Conditional Simulation was used to calculate the error of grids samples and is validated with historical reconciliation ratios. According to these parameters, the drill grid was defined • Inferred Mineral Resource: Drill grid greater than 40m x 40m. (Y: strike direction x Z: depth direction). AngloGold Ashanti Cerro Vanguardia – 31 December 2021 ___________________________________________________________________________________ 30 March 2022 20 • Indicated Mineral Resource: Drill grid of about 40m x 40m. (Y: strike direction x Z: depth direction). • Measured Mineral Resource: Drill grid of about 12.5m x 5m. (Y: strike direction x Z: depth direction). Quartz veins or breccias are the type of deposit that is the focus of exploration. Banded and pseudomorphic textures are more likely to host Au and Ag as electrum and/or sulphides. The preferential vein orientations for host minerals are NE-SW in the central zone of the deposit, E-W orientation in the North zone and NNW-SSE in the South zone. The mineralisation is developed to depths between 80m to 200m. Veins that do not outcrop respond well to magnetometry, the most efficient geophysical method for searching. Rock units are clearly defined, and the contact between ore and waste is a hard contact, which is easy to identify. The main factor controlling mineralisation is geology. The main ignimbrite units for mineralisaton are Granosa and Masiva Lajosa, with no mineralisation in Estratificada unit. Although mineralisation is located mainly in the veins, low-grade, heap-leaching mineralisation is frequently located in stockworks near the main veins. CVSA Stratigraphic column in the Central zone

AngloGold Ashanti Cerro Vanguardia – 31 December 2021

Loma del Muerto cross-section and 3D view


LOMA DEL MUERTO-3D VIEW
N
500 Elev
400 Elev
300 Elev
200 Elev
100 Elev
-200 Elev
-300 Elev
500 Ele
400 Ele
300 Ele
200 Ele
100 Ele
0 Ele
-100 Ele
-200 Ele
0 200 400 m
Vein
Current pits
Holes
LOMA DEL MUERTO-CROSS SECTION
W
E
200 Elev
200 Elev
100 Elev
100 Elev
0 50 100 m
Stock Work
Vein

Potrero cross-section


W
POTRERO CROSS SECTION
E
300 Elev
300 Elev
200 Elev
200 Elev
100 Elev
100 Elev
0 Elev
0 Elev
-100 Elev
0 50 100 150
Vein
Masiva Lajosa Ignimbrite
Brechosa Ignimbrite
Granosa Ignimbrite

6.3 Mineralisation

Most mineralisation is usually tabular shape and consists mainly of quartz, adularia and minor electrum, native gold, silver and fine-grained disseminated silver sulphides. Vein textures are mainly characterized by pseudomorphic-quartz lattice textures, colloform-crustiform banding, massive-vuggy quartz and breccias.

The thickness of the hosting ignimbrite sequence is estimated to have exceeded 1,000m, but some lateral variations have been identified across the district. The two main ignimbrite units, Masiva-Lajosa and Granosa, host the majority of mineralised veins, however epithermal Au-Ag bearing structures cut across all Jurassic rocks in the stratigraphy. The Masiva-Lajosa ignimbrite occurs at the top of the sequence whilst the Granosa ignimbrite occurs towards the bottom. These two ignimbrites are separated by two thinner, polymictic ignimbrite units (Brechosa and Brechosa Base) and a sequence of stratified crystal to ash-rich tuffs (Estratificada unit). The base of the sequence is a mixed unit of stratified ignimbrite intercalated with fine-grained tuffs (Estratificada Inferior ignimbrite).

30 March 2022 21

AngloGold Ashanti Cerro Vanguardia – 31 December 2021

7 Exploration

7.1 Nature and extent of relevant exploration work

Up until July 2021, 2,102 trenches with a total length of 28,861m, 4,147 channels with a total length of 39,600m, have been carried out on the CVSA mining property. 8,918 holes (DD and RC) have been drilled for a total of 936,223m and 536,976 rock samples have been analysed across the drill holes and channels/trenches.

Geophysical and geochemical studies, dating of rocks and mineralisation, petrographic and mineralogical studies, geological mapping at different scales, among other studies, have also been carried out.

The 2021 exploration program included the execution of more than 35,000m of DD in 148 holes exploring 16 different veins.

A total of 4,610m of trenches were excavated to cross-cut the structures of four veins in the centre and western area of the CVSA district. Besides these, a total of 92 new channels were cut in four different veins (1,052m) for target generation and to complete the Mineral Resource modelling. Other tasks included mapping, logging and sampling.

For the year 2022, CVSA's exploration program is planned to consist mainly of 40,000 meters: Expense budget: geophysics (ground magnetics located in areas Norte, Centro C1 and C2) and 8,000 m of DD to define new Inferred Mineral Resource in the North Zone, South Zone and Areas Centro C1 and C3. Part of this drilling will be also used to delineate Inferred Mineral Resource extending known veins mainly in area Centro C2, as well as minor Mineral Resource in areas Norte N2, Centro C3 and Sur.

The 2022 capitalised drilling campaign with a plan for 32,000 m, will be focused in converting Inferred Mineral Resource and other low confidence targets into Indicated Mineral Resource and increasing confidence to Measured Mineral Resource in areas such as Area Centro C2, Area Centro C3, Area Norte N2 and Sur.

The 2021 exploration work was carried out on selected targets previously identified by data from previous exploration programs, over practically the entire extent of the $543km^2$ of CVSA's mining permits.

All field-based information is taken by a geologist and/or technical assistant. Similarly, chip sampling, channel sampling and drilling is completed by a geologist. Primary drill-hole and channel data (rock type, alteration, mineralisation, sample number, sample interval) is logged electronically into Trimble Yuma^{TM} tablets. All information is captured in the Fusion^{TM} database, where it is checked, and from there transferred into Datamine^{TM} as needed.

For the QAQC process, a Certified Reference Material (CRM) standard, coarse blank, pulp blank, a field or crushed duplicate and a pulp duplicate are added every 20 samples. The sample dispatch is electronically generated, and samples sent to an external laboratory. All QAQC data is electronically transferred from the laboratory database into the Fusion database. No manual transcriptions occur, and the database is backed up daily.

All pulps are stored for two years. The remaining portion of the assayed core is stored in core racks within core sheds and barren core is packed and stored on pallets on the ground. Database access is restricted and controlled by the Qualified Person.

7.2 Drilling techniques and spacing

RC drilling is done using Tamrock ™ rigs with Puma ™ hammers of 5 ½" and 5 ¾" diameters (not used during 2021 campaign). The rigs used for DD holes are a Sandvik DE-710™ (ex UDR200 ™) rig and/or an Atlas Copco CS14 ™ rig. Standard HQ core is recovered. Triple tube HQ3 is used in veins and faulted zones.

Primary hole data (Rock type, alteration, mineralisation, sample numbers, sample intervals, geomechanics data) is logged electronically in Trimble Yuma ™ tablets. Channel samples are cut with diamond discs, with a thickness greater than 7 cm and lengths of 0.50m, 1.00m, and 2.00m, according to quartz presence,

30 March 2022 22

AngloGold Ashanti Cerro Vanguardia – 31 December 2021

oxidation, and alteration. The RC samples are taken with Jones riffle splitter. The length of each sample is based on the quartz presence, oxidation and alteration. They can be 0.50m, 1.00m, 2.00m long. Half-core barren samples from DD holes are cut with hydraulic guillotine or automatic saw. Recoveries greater than 95% are accepted.

Geological logging is qualitative. High-definition pictures are taken in all the DD holes (>10 Megapixels). All borehole lengths are logged and 100% of relevant intersections are assayed.

The survey deviation is measured in 100% of the DD holes using Reflex EZ-Trac™ and Reflex Devisoft Peewee™ tools. The survey deviation for RC holes is measured only in those holes deeper than 80m. The survey deviation smaller than 10° (dip and azimuth) is accepted

Details of average drill hole spacing and type in relation to Mineral Resource classification

Category	Spacing m (-x-)	Type of drilling				
		Diamond	RC	Blasthole	Channel	Other
Measured	6x10, 12x5	Yes	Yes	-	Yes	-
Indicated	40x40	Yes	Yes	-	Yes	-
Inferred	80x80	Yes	Yes	-	Yes	-
Grade/ore control	6x10, 12x5	Yes	Yes	-	Yes	-

7.3 Results

AngloGold Ashanti has elected not to provide drilling results for its operating mines as drilling at our Brownfields operations is generally to provide incremental additions, or conversions to already reported Mineral Resource and therefore they are not seen as material. While these increase confidence in our Mineral Resource as well as add life-of-mine extensions, the incremental additions that occur on a yearly basis are not material to that operation or the company as a whole. In cases where the drilling projects are supporting a non-sustaining addition, these projects are commented on in the project section of the report (Section 1.4 and/or Section 7.1). In our major greenfield projects if any single drill result is considered material and may change the reported Mineral Resource significantly then it will be reported.

This report is not being submitted in support of the disclosure of exploration results and therefore no disclosure of drilling or sample results is provided.

7.4 Locations of drill holes and other samples

Although the 2021 drilling campaign was developed throughout the entire Cerro Vanguardia district, exploration through trenches and channels focused on peripheral areas, looking for new structures to drill in future campaigns. In the same way, a concentration of drillholes is observed in the central and southern areas, mainly in previously explored veins.

Due to the expansive and widely distributed nature of the orebodies and with both open pit and underground operations it is complex to provide a lease-wide distribution of drill-hole coverage. This has been simplified to provide a map showing all the anomalies and the location of the 2021 drilling.

30 March 2022 23

AngloGold Ashanti Cerro Vanguardia – 31 December 2021

Map of drill holes, trenches and channels executed at CVSA during 2021


2545000
2547500
2550000
2552500
2555000
2557500
4647500
4645000
4642500
4640000
N
Colo
Gabriel
Goyo
Goyo II
Facundo
Vanguardia 2
Marcelo
Chela
Adriana
Vanguardia 3
Antonio
Daniela
Zulema
Ariel
Patty
Aguila
Laura
Sonia
Campeon
Cuncuna
Vanguardia 1B
Cascote
Gabriela
Andrea
Jani
Marisol
Fortuna
Joana
Monica
Luciana
Potrero
Serena
Rocio
Dora
Belen
Veronica
Mara
Carnero
Marta
Natalia
Evelyn
Molino
Atila
Mangas
Lucy
Titi
Zorro
Jeringa
Teresa
Ariadna
El Lazo
Norma
Pardo
LEGEND
Trenches 2021
Channels_2021
Drillholes_2021
Veins
CVSA District
DDH Drillholes,
Channels and Trenches
CERRO VANGUARDIA S.A.
0
2
4
6
8
Km
4640000
4637500
4635000
4632500
4630000
4627500
2545000
2547500
2550000
2552500
2555000
2557500



30 March 2022

24

AngloGold Ashanti Cerro Vanguardia – 31 December 2021

Teresa vein block model


Savoy
N
Teresa
A´
A
Carmela
El Palo
0 125 250 375 500 Meters
A
TERESA
A´
300 Elev
200 Elev
100 Elev
0 Elev
Vein
Masiva Lajosa Ignimbrite
Brechosa Ignimbrite
Granosa Ignimbrite
1:3000
0 50 100 150

Teresa vein intersection hole TEDDH 3808


TEDDH-3808
200 Elev
100 Elev
0 Elev
Width: 3 m
Au: 10.9 g/t
Ag: 2077.9 g/t
Campaign: 2021
0 50 100 m

7.5 Hydrogeology

CVSA is in a region characterised by a very irregular landscape with large areas with low and flat land alternating with groups of hills or isolated hills that dominate the surroundings due to their height, being the "Cerro Vanguardia" the highest point with 359m amsl 60m to 70m above the surrounding landscape.

The average annual relative humidity in the area is 60%, with the highest percentages during the coldest months. The average annual temperature is 8.7 °C, with January being the warmest month (average maximum of 21.4 °C) and June the coldest (with an average minimum of -2.7 °C).

The rainy season occurs between the months of May to September, the average annual rainfall is around 180mm. This type of climate is typically dry.

The mine has meteorological data collected by a weather station owned and operated by CVSA. The database includes precipitation and evaporation records from 1994 and 2001 to the present. Temporal monitoring in relation to the acquisition and interpretation of data constitutes an important tool aimed at determining possible links between variations in the water table and rainfall and evaporation events that characterise the area.

Surface and groundwater samples are taken by site personnel from the different points identified for this purpose. Once the samples are taken and packed, they are placed in a greenhouse and sent to the contractor company Argentaguas S.A. for further analysis.

30 March 2022 25

AngloGold Ashanti Cerro Vanguardia – 31 December 2021

The extraction of groundwater for the purposes of supply, drainage and drainage of the underground works carried out in the surroundings of the mining exploitation area, is monitored by monitoring the evolution of the water table levels, exploitation volumes and hydro chemical parameters in a set of monitoring wells located in different sectors of the deposit. The groundwater monitoring network includes wells located in the lagoon, tailings dam, heap leaching sectors and treatment plant.

In-Situ Permeability Testing.
The interpretation of hydraulic properties is based on three methods of in-situ testing, including:

- Surface infiltration testing: To evaluate the surface water infiltration potential of the soils in and around the La Chacra well field (Hidroar, 2002).
- Blow yield and pumping tests: Carried out as part of the installation procedure for the pit dewatering boreholes (WMC, 2004 (2003 not 2004) and CVSA, 2004).
- The tests identify local changes in hydraulic properties.
- Each pump water analysis consisting of the following parameters:
    - PH, specific conductivity, total alkalinity, of carbonates and bicarbonates, acidity, chlorides, sulphates, calcium, magnesium, sodium, potassium, total cyanide, manganese, lead, arsenic, zinc, iron, silver, turbidity, total dissolved solids, hardness, silica, total suspended solids, saturation pH and langelier index.

Well field pumping records: Interpreting the historic records of groundwater level and pumping rates as a long-term pumping test to obtain regional values for the water supply aquifer.

CVSA's pumping and monitoring wells are shown in the map below:

CVSA groundwater pumping and monitoring wells


2556000
2560000
4644000
4640000
4636000
2
Water Level (m.a.s.l)
130 - 134
126 - 130
122 - 126
118 - 122
114 - 118
110 - 114
106 - 110
102 - 106
98 - 102
94 - 98
90 - 94
86 - 90
35 - 86
< 35
Pumping Well
Monitoring Well
Spring Well
Curvas equipotenciales
Equipotential Curves
Real
Inferred

30 March 2022 26

AngloGold Ashanti Cerro Vanguardia – 31 December 2021

The extraction of groundwater for the purposes of supply, drainage and drainage of the underground works carried out in the surroundings of the mining exploitation area, is monitored by monitoring the evolution of the water table levels, exploitation volumes and hydro chemical parameters in a set of monitoring wells located in different sectors of the deposit.

The groundwater monitoring network includes wells located in the lagoon, tailings dam, heap leaching sectors and treatment plant.

Surface water infiltration tests indicate a relatively low hydraulic conductivity associated with the surficial, unsaturated soils. Based on the pumping tests carried out by CVSA, the following observations are made:

- The transmissivity values range from 90m^2/day to 520m^2/day.
- This is equivalent to a hydraulic conductivity value of between 1x10^{-5} m^2/seg and 6x10^{-5} m^2/seg.
- The transmissivity and hydraulic conductivity value for the fractured rock mass at re variable across the site. For example, the Luciana vein system is lower than at Osvaldo Diez vein system.
- The aquifer storage varies between 2x10^{-3} m^2/seg and 1x10^{-2} m^2/seg for the fractured rock mass around Osvaldo Diez. This is around one order of magnitude higher than the storage value for the Luciana rock mass (5x10-4) m2/seg.

Based on the isotope signature, SRK (SRK, 2002) concludes that the surface water lagoons lose water due to evaporation to the atmosphere rather than vertical leakage into the low permeability foundation soils. With the exception of the springs in the vicinity of the well field, the surface water and the groundwater flow regimes around the pits are not interconnected. It follows that the pit water is not recharged locally or, if recharged locally, not under similar climatic conditions.

7.6 Geotechnical testing and analysis

The CVSA geotechnical data is used as a basis to determine the geotechnical parameters to be used in mine designs (OP and UG) and to approximate the expected long-term geomechanical behaviour with respect to the vein. For this, geotechnical information is used from the mapping of benches and/or excavated tunnels, distinction and qualitative description of the types of discontinuities and their fillings, hardness, types of openings, macro and micro roughness, as well as parameters that determine the quality of the rock such as RQD, Recovery Index, taking of hardness of the cores, and test laboratory tests to evaluate the strength of intact rock and the shear strength of the rock mass. The samples for laboratory testing are obtained from diamond witnesses that help to prepare a calibration plan for berms, in the sectors that show regular domains, for the finishing of final walls.

Geotechnical logging of diamond drilling cores is done in the mine logging room, where a format provided with logging examples is followed. The input parameters in the format are: drill section, recovery, RQD, solid length, rock hardness, weathering, alpha and beta angles, macro and micro roughness, fracture opening, wall alteration, fill type, wall hardness, spacing and comments.

As part of the tests to determine the strength of the cores, rebound measurements are carried out with the Schmidt type L hammer, and a point load equipment to obtain compressive strength values with greater precision.

Logging is performed by a trained technician with 12 years of experience at CVSA.

Laboratory tests

Throughout the life of the mine, various laboratory test campaigns have been carried out, in which point load tests, physical property tests, unconfined compression tests, triaxial compression tests and elastic property tests have been carried out. These trials have been developed both at the University of San Juan (UNSJ), and at the National University of Patagonia (UNPA), in Puerto San Julián.

Today, the on-site sample tests are carried out following the indications of the ASTM Standard, for which our technicians were trained by personnel from the Institute of Materials and Soils belonging to the National University of San Juan.

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AngloGold Ashanti Cerro Vanguardia – 31 December 2021

Specific tests

Unconfined Compression Tests and Peak Strength

These tests have been carried out as a measure of the strength of the intact rock in various campaigns for several years in duly certified external laboratories such as National University of San Juan and SRK consulting.

Simple Compression										
Item N°	Denomination	D (cm)	H (cm)	Weight (g)	Volume (cm^3)	PU (gr/cm^3)	Breaking Load (Kg)	Peak Strength (Mpa)	Slenderness Correction Factor	Peak Strength (Mpa)
M15	GACB3	7.41	12.68	1314.4	546.82	2.4	19400	44.14	0.98	43.12
M17	GACB3	7.42	14.46	1551.2	625.27	2.48	19300	89.17	1.00	88.73
M18	GACB3	7.41	12.25	1282.7	528.28	2.43	24900	56.65	0.97	55.12
M21	GACB3	7.41	14.82	1606.8	639.11	2.51	14600	33.22	1.00	33.22
M22	GACB3	7.4	14.74	1551.8	633.94	2.45	14100	32.17	1.00	32.13

Examples of the UCS compression tests


OD
M24
CD


OD
M24
CD


M32



Triaxial Compression Tests

Triaxial compression tests were performed on DD core as a measure of intact rock strength. The results of these tests have been interpreted in terms of cohesion and friction angle. On the other hand, SRK has interpreted the value of the mi parameter of the Hoek and Brown failure criterion for each geotechnical unit, based on the triaxial tests.

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AngloGold Ashanti Cerro Vanguardia – 31 December 2021

Elastic Property Tests

The elastic deformation modulus has been determined by measuring the speed of longitudinal ultrasonic waves in cylindrical cores, as cited in different UNSJ and SRK reports.

Direct Shear and Tilting Board Tests

Direct shear tests have not been performed on natural or simulated discontinuities, which would result in the residual friction angle under confinement, a value required in kinematic and block stability analyses, where stability is governed by the shear strength of the fractures. It is recommended to carry out these tests in lithologies that have presented faults through the structures. It is also recommended to carry out tests on a tilting board (tilt testing) to measure the friction angle of discontinuities under null confinement.

Domain interpretation through LOGUEO

Location of the wells and the orientation of the vein long term



48000 E
52000 E
52500
53000 E
N
58500 N
58000 N
57500 N
57000 N
56500 N
MODDH – 3647
(West Slope)
MODDH – 3645
(East Slope)
MODDH – 3646
(Southeast Slope)
51500 E
52000 E
52500 E
53000 E

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Projection of domain of wells with the proximity of the long-term vein


O
E
DDH – 3645
(East Slope)
Nv_230
Nv_150
28700 N
300 Elev
250 Elev
200 Elev
150 Elev
28500 N



300 Elev
250 Elev
200 Elev
150 Elev
100 Elev
28300 N
O
E
DDH – 3646
(Southeast Slope)

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AngloGold Ashanti Cerro Vanguardia – 31 December 2021

From exploration drilling or mapping of cutbacks or previously open phases, we recognise the physical characteristics of each unit or geomechanical domain through geomechanical mapping to define geomechanical domains and orientation of structures, in addition, samples are extracted for physical analysis where parameters of the massif are determined. such as: simple compressive strength (Mpa), triaxial tests (cohesion and angle of internal friction), deformability modules, etc.

The collection and management of geotechnical data is established in the CVSA Code of Practice and will be a dynamic tool for file location.

8 Sample preparation, analysis and security

8.1 Sample preparation

Channel samples are cut with diamond saws, with a thickness greater than 7 cm and lengths of 0.50m, 1.00m and 2.00m, according to quartz presence, oxidation and alteration. Spacing between channels depends on local exposure and continuity of the veins. Average spacing is around 20m.

Half-core is always taken in both mineralised and barren zones in diamond drill holes. A hydraulic saw is used for barren core, while an automatic diamond saw is used for stockwork and vein zones. A Jones riffle splitter is used for dry RC samples. The material is split by a half, quarters or 1/8 parts depending on the sample length. If water is present, a cone splitter is used together with special bags.

Logging dataset includes hole (or channel) number with azimuth and dip, from, to, interval length, geology, oxidation, alteration, recovery, sample number, sample type, and sample size. All channel samples are treated as horizontal drill holes.

Most mineralisation is usually tabular shape and almost perpendicular to the holes. All holes are designed to intercept the veins as close as possible to perpendicular (oriented 90° of the azimuth of the vein and with around 50°- 60° of dip). The estimated true thickness of each interception is reported monthly.

All pulps are stored for two years at CVSA. Rejects are stored at the external laboratory for one year. Assayed core is stored in core racks within core sheds and barren core is packed and stored on pallets on the ground. Cuttings from all RC drills are stored in small boxes onsite.

DD recovery is measured comparing the drilling length with the actual core length using a standard measuring tape. RC recovery is calculated based on the weight of samples. Recoveries above 95% are accepted. HQ3 with an inner tube is used in the vein zones and problematic areas. Suitable environment-friendly additives are used to control the holes walls.

The RC samples are taken with Jones riffle splitter. The length of each sample is based on the quartz presence, oxidation and alteration. They can be 0.50m, 1.00m, 2.00m long.

Weight is measured to detect any anomaly in the sample recovery. No relationship between recovery and grade has been determined.

Half-core is always taken in both mineralised and barren zones in DD holes to be assayed.

The core is halved with a saw in the mineralised zones and a saw or guillotine in the barren zone.

The RC samples are sub sampled with a Jones riffle splitter. The material is split by half, quarter or 1/8 depending on the sample length. If water is present, a cone splitter is used together with special bags.

The sample preparation protocol is as follows:

- Half core taken with saw or guillotine.
- Crushed to 9.5mm, (duplicates and blank).
- Crusher and rotary split (400g).

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- Roller pulverised and split (30g and particle size 0.074mm), (granulometry control, sieve tests, blank).
- RC samples:
    - Crusher and rotary split (400g).
    - Roller pulverized and split (30g and particle size 0.074mm), (granulometry control, sieve tests, blank).

Trained CVSA personnel carry out and supervise the sampling.

The bulk density is calculated after drying the sample for one minute at approximately 115˚C.

8.2 Assay method and laboratory

The preparation of samples (half core) is carried out directly at the ALS Chemex or/and Alex Stewart International laboratories located in Mendoza (SCC accredited laboratory No. 904). After physical preparation ALS Chemex ship the pulp samples to ALS Laboratory in Lima, Peru for chemical analysis (SCC accredited laboratory No. 670). These are certified laboratories for Au/Ag Fire Assay with Atomic Absorption finish. Gravimetric methods are used for samples greater than 10 ppm of Au or greater than 1000 ppm of Ag.

The site-based CVSA laboratory is used for grade control analyses. Here the samples from drilling campaigns are sent to be analysed for Au/Ag, by fire assay with atomic absorption finish after a 4 acid digestion. Gravimetric methods are used for samples either greater than 20 ppm of Au or greater than 2000 ppm of Ag.

8.3 Sampling governance

Quality controls (QA/QC) are based on AngloGold Ashanti policies.

Granulometry control is used for pulverised samples. After every 20th sample, a certificated standard, a rock blank, a pulp blank, a field or preparation duplicate, and a pulp duplicate are included. Bias studies are performed.

Trained CVSA personnel carry out and supervise the sampling. Sample labels and bar codes are electronically generated. Sample data and assay results are electronically loaded.

The geologist responsible for modelling and evaluation checks the data before starting to commence modelling. The Fusion database has restricted access controlled by the Qualified Person.

External Resource Audits on QA/QC are carried out regularly every three years. All recommendations from audits will be followed. The last audit was completed in November 2018, by Golder Associates Inc, and no inconsistences with the sampling and assaying protocols were identified.

8.4 Quality Control and Quality Assurance

Quality control (QA/QC) is performed in accordance with AngloGold Ashanti policies. Granulometry control during crushing and pulverisation is completed.

After every 20th sample, a certificated standard (selected from five different reference materials), a rock blank, a pulp blank, a field or preparation duplicate, and a pulp duplicate are included. No indirect assaying methods are used.

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AngloGold Ashanti Cerro Vanguardia – 31 December 2021

QA/QC Standard control. Material Reference Oxi164. Au=1.790. The material reference are from external laboratories from the campaign beginning in February and ending in October 2021.



Process Performance Chart
Mean
Production data
Outliers
Lower Process Limit
Standard
Excluded
Upper Process Llimit
Gross Outliers
Oxi164
ppm Au
Sample Index
Accuracy (% diff. of average from assigned value) =1.02%
Precision (robust relative standard deviation) = 1.95%
Out-of-Control Results (percentage of all results) = 0.0%
ROCKLABS

QA/QC Standard control. Material Reference OxL159. Au=5.849



Process Performance Chart
Mean
Production data
Outliers
Lower Process Limit
Standard
Excluded
Upper Process Llimit
Gross Outliers
OxL159
ppm Au
Sample Index
Accuracy (% diff. of average from assigned value) =0.39%
Precision (robust relative standard deviation) = 2.99%
Out-of-Control Results (percentage of all results) = 0.0%
Probable shift or trend present
ROCKLABS

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AngloGold Ashanti Cerro Vanguardia – 31 December 2021

QA/QC Standard control. Material Reference OxQ114. Ag=127.1


Process Performance Chart
Mean
Production data
Outliers
Lower Process Limit
Standard
Excluded
Upper Process Llimit
Gross Outliers
OxQ114
140.00
130.00
120.00
110.00
100.00
90.00
80.00
ppmAu
Accuracy (% diff. of average from assigned value) =-2.91%
Precision (robust relative standard deviation) = 2.03%
Out-of-Control Results (percentage of all results) = 0.0%
0
10
20
30
40
Sample Index
ROCKLABS

8.5 Qualified Person's opinion on adequacy

The QP is of the opinion that the sample collection, preparation, laboratory analysis, and security used at CVSA is performed in accordance with exploration best practices and industry standards and are suitable for use in Mineral Resource estimation. In the QP's opinion, the drilling and sampling procedures at CVSA are robust, suitable for the style of mineralisation at CVSA and are at or above industry standard practices.

9 Data verification

9.1 Data verification procedures

Information included in the Technical Report Summary is obtained from the different CVSA internal reports, including weekly, monthly, quarterly and annual, among others. The information derived from the drilling, channels and sampling, stored in a secure database, undergoes rigorous data verification as it is loaded in. The assay results from the external laboratories are subjected to AngloGold Ashanti procedures on QA / QC and then uploaded to the database. The data from the logs of the drilled holes, trenches and channels are also used, which are digitally surveyed and then loaded into the database.

9.2 Limitations on, or failure to conduct verification

There are no limitation or failures in verification procedures.

9.3 Qualified Person's opinion on data adequacy

The QP certifies that the data presented in the Technical Report Summary is of high quality and generated according to the best practices of the mining industry. All field-based information is taken by a geologist and/or technical assistant. Similarly, chip sampling, channel sampling and drilling is taken by a geologist.

Primary hole and channel data (rock type, alteration, mineralisation, sample number, sample interval) is logged electronically into Trimble Yuma™ tablets.

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AngloGold Ashanti Cerro Vanguardia – 31 December 2021

All information is captured in the Fusion database, where it is checked, and from there transferred into Datamine as needed.

10 Mineral processing and metallurgical testing

10.1 Mineral processing / metallurgical testing

The CVSA processing plant has been operational for more than 20 years resulting in a well understood process.

Metallurgical test work includes: Bottle-roll testing (BRT), predictive mineral settling behaviour, clarification behaviour, and heap leaching column tests.

10.2 Laboratory and results

CVSA uses a chemical laboratory that is certified under the ISO 9001 Quality Management Standards. The site laboratory carries out its cross-check analysis with Alex Stewart International which is a well-known laboratory worldwide. The laboratory is certified under ISO 9001; ISO 14001; ISO 17025; GAFTA and FOSFA standards.

In CVSA, as is the case for a typical mineralisation with high silver content, in order to achieve a high gold recovery, a high silver recovery should be achieved. In this regard, the metal content is critical for keeping the metallurgical recovery at an optimal number based on the head grade.

Metallurgical test work has shown that gold and silver grain morphology is an important rate-determining parameter in leaching CVSA ore. This is most probably related to surface area. Both small and porous grains have large surface area/volume ratios. Grain mineralogy is also important. All things being equal, gold will leach faster than electrum, and Argentite will leach slowest. Samples with high silver values and high Ag/Au ratios may also have the highest incidence of compact and coarse grains of argentite. This combines morphological and mineralogical characteristics which favour slow leach kinetics.

10.3 Qualified Person's opinion on data adequacy

All processes followed the directives specified in the Guidelines for Reporting. The QP certifies that the data presented in the Technical Report Summary is of high quality and generated according to the best practices of the mining industry.

11 Mineral Resource estimates

11.1 Reasonable basis for establishing the prospects of economic extraction for Mineral Resource

Geological factors might affect the confidence level. Zones very rich in silver need to be estimated separately from the remainder of the vein. In some small veins (around 100m - 200m long, 20m to 40m deep and 0.5m - 1.5m thick) the variability is very high. In those cases, a denser grid of samples is required to achieve Indicated Mineral Resource classification.

Open Pit shapes are developed using optimised shells, and underground shapes are developed using the MSO process using the Mineral Resource gold price and cost inputs discussed below.

Mining at CVSA consists of several small open pits and underground operations mined simultaneously. Open pit operations comprise various small open pits which produce the bulk of the ore for mill (~67%). Open pits are small scale and shallow (most <100m deep). 5-10m bench heights are employed with final bench height of 20m. Access is via a single main ramp with 14m design width.

Underground operations comprise a smaller proportion of ore production (~24%) with the mining method employed being long hole stopping. Four to five small and shallow underground mines are in operation at any one time. They are individual mines, without connection between. Average underground mining depth is ~200m. Waste rock is used as backfilling material.

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AngloGold Ashanti Cerro Vanguardia – 31 December 2021

Heap leaching produces around ~9% of ore in an average year.

Most of the CVSA infrastructure is located in a single area. It includes a campsite with room capacity for more than 1,000 people, Merrill Crowe plant, heap-leaching facilities, cyanide recycling plant (Cyanisorb), mine laboratory, maintenance facilities, warehouses and sewage processing plant.

Four natural gas power generators fed by a 40km long pipeline provide electricity to the operation. Natural gas is also used for heating. Mine office facilities are conveniently located in the main mining area.

Dewatering from the open pits and underground mines supply water for use both as processing water and camp consumption. Due to the particular features of the mine, and in order to optimise hauling, all pits have local single or multiple waste dumps. The tailings dam is located in, and contained by, a natural depression.

Under the terms of the Mining Code, the rights acquired by the owner of the concessions, Fomicruz SE, and the mining license granted by Fomicruz to CVSA, CVSA has the right to conduct exploration within the boundaries of the mining license to expand Mineral Resource and Mineral Reserve. The environmental licence obtained under the Environmental Impact Declaration allows CVSA to conduct such exploration.

Cerro Vanguardia is located in Santa Cruz province, southern Patagonia, Argentina, approximately 110km north-northwest of the coastal town of Puerto San Julian (150km by road). There is no other important population closer. There are no significant environmental or social issues pending.

Mineral Resource statements are sensitive to gold and silver prices as well as to local exchange rate (ARS versus $).

There are no significant environmental and natural disaster risks. The Mineral Resource and Mineral Reserve is sensitive to gold and silver prices as well as to local exchange rate fluctuations. The low grades from the open pits, and difficult hydrogeological and geotechnical conditions for underground are ongoing risks that are managed on a day-to-day basis.

To determine the Mineral Resource, Whittle™ is used to define the open pit based on the economic and mining parameters, which creates a pit shell that contains the blocks defined as Mineral Resource. For the underground, the MSO™ process in Datamine is used. The economic and mining parameters are used to calculate a 3D volume that adheres to a predetermined cut-off grade to generate an economic volume at the specified mining parameters (mining blocks, based on height, width, and length). This 3D volume is used to outline the portion of the mineralisation that will be listed as a Mineral Resource.

Both processes use Mineral Resource prices for gold and silver as determined by AngloGold Ashanti.

The prices considered for the Mineral Resource are:
- Au at $1500/oz
- Ag at $25.15/oz

There are no legal, social or other impediments, all permits are in place to operate in the area.

11.2 Key assumptions, parameters and methods used

The Mineral Resource is exclusive of the Mineral Reserve in this Technical Report Summary.

The Mineral Resource exclusive of Mineral Reserve ("exclusive Mineral Resource") is defined as the inclusive Mineral Resource less the Mineral Reserve before dilution and other factors are applied. The exclusive Mineral Resource consists of the following components:

- Inferred Mineral Resource, including that within the Mineral Reserve design or stope shape;
- Mineral Resource that sits above the Mineral Resource cut-off grade but below the Mineral Reserve cut-off grade that resides within the defined Mineral Reserve volume;

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- Mineral Resource that lies between the LOM pit shell/mine design and the Mineral Resource pit shell/mine design (this material will become economic if the gold price increases);
- Mineral Resource where the technical studies to engineer a Mineral Reserve have not yet been completed.

The selected point of reference is the 31st December 2021. The Mineral Resource tonnages and grades are estimated and reported in situ and stockpiles are reported as broken material.

Parameters under which the Mineral Resource was constrained for Open Pit

Cost inputs	Unit	Open pit 1
Ore Mined	k tonnes	882
Waste Mined	k tonnes	16,341
Total material mined	k tonnes	17,223
Stripping ratio	t:t	18.53
Costs		
Ore Mining cost	$/tonne mined	13.08
Waste mining cost	$/tonne mined	3.305
Processing Cost	$/tonne treated	42.34
G&A	$/tonne treated	11.79
Other Parameters		
Met. Recovery Au	%	94.08
Met. Recovery Ag	%	79.84
Slope angles	degree	57
Mineral Resource cut-off grade	g/t	0.96
Mineral Resource price	$/oz	1,500

Parameters under which the Mineral Resource was constrained for Underground

Cost Inputs	Unit	Underground area 1
Ore mined	k tonnes	334
Total material mined	k tonnes	461
Costs		
Lateral development (average)	$/m	8,096
Mine Services	$/tonne ore mined	8.5
Processing cost	$/tonne treated	42.34
MSO optimising cut-off	g/t	5.08
Mineral Resource price	$/oz	1,500
Metallurgical Recovery factor	%MetRF	94

The mineralisation boundaries for each geological entity (veins, stockwork and ignimbrite wall rock) are defined from detailed logging of all geological drill holes. This data is validated and the information used to create a 3D model with block sizes of 5m (X) x 25m (Y) x 5m (Z). Volumetric measurements of the deposit are then determined using relevant block dimensions. Ordinary kriging is used to perform grade interpolation and field tests are conducted to determine appropriate in situ densities.

Conditional simulations are performed in the main deposits for uncertainty assessment and the Mineral Resource is then classified into Measured, Indicated and Inferred Mineral Resource categories according to the internal AngloGold Ashanti guidelines. For the veins where simulations are not done, drill hole density is used to classify the Mineral Resource.

Ordinary kriging is carried out for the three defined ore zones (veins, stockwork and ignimbrite wall rock). Extreme values are capped normally less than 1% of the sample distribution. Leapfrog™ is used to model

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AngloGold Ashanti Cerro Vanguardia – 31 December 2021

the geology and Datamine™ software is being used for estimation. The variography is completed for each vein and by ore zone.

Some veins with high silver grades, like Osvaldo Diez and Cuncuna, have previous been examined for stationarity. High grade are capped using probability plot from GSLIB™ in veins, stockworks and ignimbrites. Estimation includes only gold and silver. In most of the veins, gold and silver have a direct relationship around a ratio of 1: 8.

In CVSA, the rock units are clearly defined and the contact between ore and waste is a hard contact and is easy to identify.

The modelling is done based on both geology and grade. Ordinary kriging is used for estimation and is related to the three main ore zones (vein, stockwork and ignimbrite wall rock). The software used in the process are Leapfrog™ and Datamine™.

Four standard sampling grids are used depending on the continuity of the ore, thickness of the mineralisation, and the degree of certainty that is needed. The main factors controlling mineralisation are geology (mineralisation is located mainly in the veins) and structural setting. The Granosa Ignimbrite hosts the veins with the best thickness.

All holes have complete geological logging and basic geotechnical logging by geologists. Geological information from surface mapping is collected by geologists. New geological studies are done by internal and/or external consultants every two or three years.

The Mineral Resource of any exploration target or deposit are sensitive to gold and silver prices as well as to local exchange rate (ARS versus $).

Presence of faults is mapped on surface and inside of mine. Very rich silver zones within the vein are estimated separately in order to avoid overestimate the silver content. High variability is represented in variograms. High grades are capped using probability plot from GSLIB™ in veins, stockworks and ignimbrites. In the smaller veins a closer sampling grid is used, because there is more variability.

Cuncuna vein-rich silver zones


CUNCUNA
N
300 Elev
200 Elev
-100 Elev
-200 Elev
300 Elev
Rich Zones
0 100 200 m
Legend AG
[ABSENT]
[0,100]
[100,300]
[300,400]
[400,500]
[500,600]
[600,700]
[700,3000]

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AngloGold Ashanti Cerro Vanguardia – 31 December 2021

CVSA inclusive Mineral Resource gold grade tonnage curve (surface)


Total Cerro Vanguardia
Surface (Metric Interpolated Attributable Values)
Tonnes above cut-off (millions)
Average grade above cut-off (g/t)
Cut-off grade (g/t)
0.00 1.00 2.00 3.00 4.00 5.00 6.00 7.00 8.00 9.00 10.00
0.00 2.50 5.00 7.50 10.00 12.50 15.00 17.50
2.50 5.00 7.50 10.00 12.50 15.00 17.50
Tonnes above cut-off
Average grade above cut-off (g/t)

CVSA inclusive Mineral Resource gold grade tonnage curve (underground)


Total Cerro Vanguardia
Underground (Metric Interpolated Attributable Values)
Tonnes above cut-off (millions)
Average grade above cut-off (g/t)
Cut-off grade (g/t)
0.00
1.00
2.00
3.00
4.00
5.00
6.00
7.00
8.00
9.00
10.00
6.00
8.00
10.00
12.00
14.00
16.00
18.00
20.00
— Tonnes above cut-off
— Average grade above cut-off (g/t)

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AngloGold Ashanti Cerro Vanguardia – 31 December 2021

The search radius is equal to the length of ranges of variogram. Estimation parameters (maximum and minimum number of samples used, octants to be filled) were defined in QKNA studies and target lowest kriging variances while minimising negative kriging weights. Samples are composited to 1m in the vein and stockwork ore zones and to 2m in ignimbrite (waste) zones. The cell size of block model is 5m (X) x 25m (Y) x 5m (Z) and sub-celling down to sub-celling size X=0.5 Y=2.5 Z=0.5.

The sample spacing is 12m (along strike) x 5m (along depth) for Measured Mineral Resource and 40m x 40m or 30m x 30m for Indicated Mineral Resource. The mining department uses the same block size for the Mineral Reserve as is used for the Mineral Resource.

Loma del Muerto search


N
500 Elev
400 Elev
300 Elev
200 Elev
100 Elev
0 Elev
-100 Elev
-200 Elev
-300 Elev
-400 Elev
-500 Elev
0
150
300 m

Estimation is completed separately for gold and silver. There is no assumption of correlation between variables.

Outliers analysis for separate estimation


Outliers LM VT AU G1
AU


Outliers LM VT AG G1
AG

Various software packages are used to generate the Mineral Resource estimates, including:

- Leapfrog Geo™ 2021.1 is used for modelling,

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AngloGold Ashanti Cerro Vanguardia – 31 December 2021

- Datamine™ 1.10.100.0. is used for estimation,
- Whittle™ 4.7.2 is used for open pit Mineral Resource optimisation,
- Datamine™ Studio UG-MSO module is used for UG Mineral Resource optimisation, and
- GSlib™ is used for variography and outlier analyses.

The search radius for kriging is equal to the variogram ranges, but allowed to expand up to 3 times if search criteria not met.

Validation is made by comparing the grade of the samples, as well as declustered samples, and the mean grade of block models.

Visual comparison of coloured sections of the estimated block model and composites for gold and silver is completed.

Swath plot comparison of sample means and the mean of block models by geographical sections is completed for each vein.

There are no estimations or assumptions of any co-products, by-products or deleterious elements.

11.3 Mineral Resource classification and uncertainty

Categorisation of the Mineral Resource is done according to the AngloGold Ashanti Guidelines for Reporting of:

- Measured Mineral Resource: Error less than 15%, with 90% of the time, for a three-month production block
- Indicated Mineral Resource: Error less than 15%, with 90% of the time, for a one-year production block
- Inferred Mineral Resource: can have greater than 15% error over one-year production blocks but have demonstrated geological continuity

Measured, Indicated and Inferred Mineral Resource is classified as a function of the error calculated with Conditional Simulation:
According to these parameters, the drilling grid is defined as:

- Inferred Mineral Resource: Drilling grid spacing greater than 40m x 40m
- Indicated Mineral Resource: Drilling grid spacing of about 40m x 40m
- Measured Mineral Resource: Drilling grid spacing of about 12.5m x 5m

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AngloGold Ashanti Cerro Vanguardia – 31 December 2021

CVSA Mineral Resource classification


S
N
RESOURCE CATEGORY
300
200
100
0
-100
12 m
40 m
> 40 m
Elevation (m)
175 m
LEGEND
Samples
Spacing
Measured zone
Indicated zone
Inferred zone

The sources of uncertainty are basically in the high variability in Au and Ag grades in Indicated Mineral Resource in some veins.

To reduce uncertainty, an infill campaign is done in the beginning of each year, focusing on the main veins. In 2021 selected veins for infill drilling included Vanguardia 3, Vanguardia 2, Serena S, Loma del Muerto, Oveja, Cuncuna and El Lazo veins.

11.4 Mineral Resource summary

The prices used for gold and silver were $1500/oz and $25.15/oz respectively, according to the AngloGold Ashanti Guidelines for Reporting.

The cut-off was calculated based on prices, costs and metallurgical recoveries.

Costs used for cut-off grade calculation

Tecnical and economics parameters	Resp.	Unid.	Proceso Mill	
Metallurgical cost	GP	U$S/tt	15.41	Proccess Cost whittle
Maintenance cost	GP	U$S/tt	14.41	42.34
Fixed cost	GM	U$S/tt	2.74	
Rehabilitation cost	SyMA	U$S/te	0.16	
Cost of mined ore	GM	U$S/tm	13.08	Cut off
Cost of mined waste	GM	U$S/te	3.31	0.96
Selling Cost, (Royalty, Comerc)	GAF	Au U$S/gr	1.80	
		Ag U$S/gr	0.03	
Repaiment-Marketing	GAF	U$S/gr	0.03	
Royalty Fomicruz	GAF	% About sales	0.055	

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AngloGold Ashanti Cerro Vanguardia – 31 December 2021

Exclusive gold Mineral Resource

CVSA		Tonnes	Grade	Contained gold	
as at 31 December 2021	Category	million	g/t	tonnes	Moz
Vein (open pit)	Measured	1.93	4.61	8.89	0.29
	Indicated	8.11	3.44	27.90	0.90
	Measured & Indicated	10.04	3.67	36.80	1.18
	Inferred	2.20	2.83	6.21	0.20
In situ heap leach stockwork material	Measured	2.25	0.49	1.11	0.04
	Indicated	10.04	0.44	4.41	0.14
	Measured & Indicated	12.29	0.45	5.52	0.18
	Inferred	2.06	0.44	0.91	0.03
Vein (underground)	Measured	0.16	9.73	1.52	0.05
	Indicated	1.59	6.35	10.09	0.32
	Measured & Indicated	1.75	6.65	11.62	0.37
	Inferred	0.71	6.41	4.53	0.15
Total	Measured	4.33	2.66	11.53	0.37
	Indicated	19.73	2.15	42.41	1.36
	Measured & Indicated	24.07	2.24	11.53	0.37
	Inferred	4.96	2.35	11.65	0.37

11.5 Qualified Person's opinion

The QP considers that there are no relevant technical and economic factors that can influence the prospects for economic extraction that cannot be resolved with more work.

12 Mineral Reserve estimates

12.1 Key assumptions, parameters and methods used

The selected point of reference is the 31st December 2021. The Mineral Reserve tonnages and grades are estimated and reported as delivered to plant (the point where material is delivered to the processing facility).

Open Pit

The estimation of the open pit Mineral Reserve is based on the following key inputs:

- Mineral Resource models for estimated gold content and material type logged and coded;
- Calculated processing and general and administration costs based on actuals and projected estimates.
- Metallurgical recovery by material type by deposit;
- Geotechnical wall angle parameters.
- Annual rate review mining costs.
- Cut-off grade analysis using final estimated costs derived from pit designs and pit schedules, and finalised processing and administration costs. These have been run using $1,200/oz gold price.

Pit optimisations were run using the data derived from the above processes. A pit shell is selected by analysing the results taking several key metrics into account including revenue factor and cost/value metrics.

Underground

The process for estimation of the Underground Mineral Reserve was as follows:

- Life of mine (LOM) planned costs were reviewed to determine cut-off grades (COG)
- Mineable Shape Optimiser (MSO) was used to evaluate the geological block model mineralisation and determine the areas to be included and the overall mining shapes. The MSO shapes have not been used for the Mineral Reserve estimate.

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AngloGold Ashanti Cerro Vanguardia – 31 December 2021

- Stope section strings were manually created to follow geological block model mineralisation above COG, using the MSO shapes as a guide. Strings are based on level intervals determined in the previous Mineral Reserve estimate.
- Planned dilution is included in the stope shape to create a mineable stope shape.
- Stope wireframes were created from the strings.
- Stope wireframes were depleted by the parts of the as-built mined solids that intersected them to remove development drives and parts of stopes.
- The total stope tonnes and gold metal was calculated by evaluating the stope wireframes against the block model.
- Diluted mined tonnes, grades and contained metal were calculated in the mining software. This included unplanned dilution added as a varying percentage depending on hanging wall exposure, stope sequence (primary, secondary, advancing transverse or longitudinal) and number of paste fill exposures.
- Ore loss was subtracted as a percentage from diluted tonnes and contained metal.
- Panels with a diluted grade below cut-off were excluded from the Mineral Reserve estimate.
- Classification of the Mineral Reserve was reviewed and where necessary adjusted.

During 2020, the mine planners worked with the implementation of Ground Control Management Plan (GCMP) and with the actions defined by the internal geotechnical review panel:

- Designs for pits shallower than 100m depth, or where massive rock mass have been exposed in the adjacent cuts, are done based on the historical performance of the different rock mass domains on the mine.
- Designs for pit designs deeper than 100m depth are done by an external consultant. Geotechnical logging is done on relevant drill holes and incorporated in analysis for pits and future underground mines.
- Monitoring of prisms in the pits are done with a total station, using stability control to ensure accurate data.
- Ground support standards are evaluated continuously and adjusted as required to provide stable UG excavations.
- An optimisation project looks at the reduction of reinforcement units and drilling in mesh overlaps.
- Helical and Split-set bolt tension tests were performed giving satisfactory results.
- Systematic inspection of the quality of support installation. Convergence measurements continue, with no anomalies observed.
- A hazard plan was development and being updated for the underground

A comparative table is made between the Mineral Resource and the Mineral Reserve. All cutbacks were designed. This production plan, based 33 pits and 14 underground mines designs were added and a study was performed to decide the optimal underground mining method.

Parameters under which Mineral Reserve was generated

Type of factors	Values
Mine call factor (MCF)	97% on tonnage and 96% on gold grade
Plant Throughput	1.25Mtpa
Metallurgical Recovery Gold	95.23%
Metallurgical Recovery Silver	82.46%
Gold price of $1200/oz	$1200/oz.
Exchange rate	$112.04

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AngloGold Ashanti Cerro Vanguardia – 31 December 2021

Mineral Reserve modifying factors

as at 31 December 2021	Primary Commodity Price ($)	Local Price of Primary Commodity Unit	Exchange Rate	Cut-off grade g/t Au
Vein (open pit)	1,200	$/oz	112.04	3.25
In situ heap leach stockwork material	1,200	$/oz	112.04	0.32
Heap leach stockpiles	1,200	$/oz	112.04	0.43
Vein (underground)	1,200	$/oz	112.04	6.37

as at 31 December 2021	Dilution %	% MRF (based on tonnes)	% MRF (based on g/t)	% MCF	MetRF %
Vein (open pit)	35.0	97.0	96.5	94.0	94.08
In situ heap leach stockwork material	35.0	97.0	96.5	94.0	66.05
Heap leach stockpiles	-	-	-	-	66.05
Vein (underground)	54.0	97.0	96.0	94.0	94.08

12.2 Cut-off grades

Cut-off grades are calculated using corporate guidelines for economic cut-off grades. Cut-off parameters have been based on the historical and forecast costings, corporate gold price and exchange rate assumptions. Silver costs and recoveries are included, with final cut-off grades expressed as gold equivalent.

Cut-off grades are determined for both the Heap Leach and Mill processing routes.

CVSA - CutOff and CutOver determination

Case 3 - 100% to MILL

Technical and Economic Parameters	Resp.	Unid.	Proceso Mill	Proceso HL
Total Production Administration - Costs	GAF	U$S/tt	22.16	0.00
Metallurgical Cost	GP	U$S/tt	15.41	5.27
Maintenance Cost (Plant)	GP	U$S/tt	14.41	2.48
Mine Fixed Cost	GM	U$S/tt	2.74	0.00
Rehabilitation Cost	SyMA	U$S/te	0.16	
Mineral Mining Cost	GM	U$S/tm	13.08	
Sterile Mining Cost	GM	U$S/te	3.31	
Selling Cost, (Royalty, Comerc)	GAF	Au U$S/gr	1.80	0.35
		Ag U$S/gr	0.03	
Commercialization	GAF	U$S/gr	0.03	0.03
Royalty Fomicruz	GAF	% s/ventas	5.50%	5.50%

Technical parameters Optimization Whittle 4X

Gold price	1200	US$/oz	38.58	US$/gr
Silver price	18.67	US$/oz	0.60	US$/gr
Gold Recovery		%	94.08%	66.05%
Silver Recovery		%	79.85%	31.10%

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AngloGold Ashanti Cerro Vanguardia – 31 December 2021

	Mill	HL	HLm
Total Unit Costs - G&A 100% to MILL - ($/tt)	64.67	11.05	5.27
	Mill CT	HL CT	HL Operative
Cutoff	1.84	0.43	0.33
	CutOver ->	5.22	

Gold Equivalent cut-off grade and cut-over grade determination


CVSA - CutOff Eq and CutOver Eq Determination
Case 3 - 100% to MILL
MILL Cutoff 1.84 g/t
Mill Food Grade 3.30 g/t
MILL
MILL
MILL CutOver 5.22 g/t
HL Cutoff 0.43 g/t
Contribution (US$/tt)
Gold eq Grade (g/t)

12.3 Mineral Reserve classification and uncertainty

The Mineral Reserve for CVSA is based on an operating LOM Plan. The appropriate Mineral Resource models are used as the basis for estimating the Mineral Reserve. All relevant modifying factors such as mining dilution and costs are used in the Mineral Reserve conversion process. This is based on the original block grades and tonnage and includes waste material (both internal and external).

Appropriate Mineral Reserve cut-off grades are applied and all blocks above this cut-off are reported. It is important to emphasise the importance of silver during the optimisation of the pits, since silver is a significant by-product at Cerro Vanguardia. The ratio of silver to gold commonly ranges from 20g/t to 30g/t of silver per 1g/t of gold.

Mineral Reserve depletion includes material that comes from operational dilution, which constitutes an additional low-grade tonnage that is mined as part of the ongoing operation. Mineral Resource is estimated in situ and thus does not include this dilution.

The Mineral Reserve conversion process is fully traceable and can be reproduced from the scheduling tool (Datamine™ / EPS) templates, Whittle™, Datamine™ Studio RM and reports.

All Mineral Resource (including Inferred) is included in the optimisation process and, later, the Inferred Mineral Resource contained in the pit shells (for the open pit) or the panels (for the underground) are subtracted from the resulting inventory which is then declared as Mineral Reserve.

Mineral Reserve was calculated using the selling price for gold and silver provided by AngloGold Ashanti, in addition to the operating and geomechanical parameters for pit designs, operating costs of mining ore, waste, metallurgical recoveries and process costs.

No Inferred Mineral Resource has been classified as Mineral Reserve.

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AngloGold Ashanti Cerro Vanguardia – 31 December 2021

Only Measured and Indicated Mineral Resource have been considered for inclusion in the Mineral Reserve. Inferred material is excluded from the Mineral Reserve and treated as waste material, which incurs a mining cost but is not processed and hence does not generate any revenue.

Mineral Resource is reported as inclusive and exclusive of the Mineral Reserve in the annual Mineral Resource and Mineral Reserve report. Headings clearly state which is being reported.

Mineral Resource is inclusive of Mineral Reserve.

12.4 Mineral Reserve summary

The calculation of cut-off grades, metal prices and other technical criteria are based on the Guidelines for Reporting. The CVSA Mineral Reserve consists of the underground, open pit, and low-grade stockpile source material.

Gold Mineral Reserve

CVSA		Tonnes	Grade	Contained gold	
as at 31 December 2021	Category	million	g/t	tonnes	Moz
Vein (open pit)	Proven	0.80	3.51	2.80	0.09
	Probable	2.95	3.18	9.35	0.30
	Total	3.74	3.25	12.15	0.39
In situ heap leach stockwork material	Proven	1.22	0.39	0.47	0.02
	Probable	4.06	0.30	1.21	0.04
	Total	5.28	0.32	1.67	0.05
Heap leach stockpiles	Proven	1.57	0.43	0.68	0.02
	Probable	-	-	-	-
	Total	1.57	0.43	0.68	0.02
Vein (underground)	Proven	0.61	7.56	4.59	0.15
	Probable	1.11	5.72	6.32	0.20
	Total	1.71	6.37	10.91	0.35
Total	Proven	4.19	2.04	8.54	0.27
	Probable	8.12	2.08	16.88	0.54
	Total	12.31	2.07	25.42	0.82

With caution AngloGold Ashanti uses Inferred Mineral Resource in its Mineral Reserve estimation process and the Inferred Mineral Resource is included in the pit shell or underground extraction shape determination. As such the Inferred Mineral Resource may influence the extraction shape. The quoted Mineral Reserve from these volumes includes only the converted Measured and Indicated Mineral Resource and no Inferred Mineral Resource is converted to Mineral Reserve.

The mine and plant reconciliation was used as the basis for the mine call factor of tonnage and gold grade. 0.97 was used for tonnage and 0.96 for gold grade for the calculation of the 2021 Mineral Reserve.

12.5 **Qualified Person's opinion**

Historically, the cut-off grade is calculated using corporate guidelines such as the price of commodities and the exchange rate. In addition, it is calculated based on the actual costs recorded in the January/August 2021 period and the forecast for the months of September/December 2021. The metallurgical recoveries are the real ones accumulated during the January/August 2021 period. Data collected uses industry best practices with internal and external peer review.

After accounting for Mineral Reserve depletion over the years, the 2021 Mineral Reserve is 817 koz, of which 391koz is derived from open pit mine, 54koz from in situ heap leach material, 24koz from heap leach stock pile and 351koz from the underground mines.

There was an overall decrease of 136koz in Mineral Reserve 2021. Plant production for 2021 was 156koz.

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AngloGold Ashanti Cerro Vanguardia – 31 December 2021

13 Mining methods

Due to the nature of the geology, mining at CVSA consists of several small open pits and underground operations mined at the same time.

Open pit operations comprise of up to ten small open pits which produce the bulk of the ore for mill (~67%). Conventional drill/blast, load and haul mining methods are applied. Open pits are small scale and shallow (most <100m deep). 5-10m bench heights are employed with final bench height of 20m. Access is via a single main ramp with 14m design width. Both overburden and ore are trucked to designated stockpiles. Ore is separated as high grade and low grade categories.

Underground operations comprise the remaining (~24%) ore production with the mining method employed being long-hole stoping. An average of four to five small and shallow underground mines are in operation at any one time. Vein widths average between 1.5m and 2.5m and the veins dip at approximately 70°. All underground mines are separate with no interconnections. Access is via a single access ramp with ventilation raises. Ore mining is sequenced with typically 4 or 5 mines in production and 2 mines in development phase. In 2019, the underground operations produced an average gold grade of 5.98g/t and a silver grade of 225.7g/t. The average underground mining depth is ~200m. Waste rock is used as backfilling material.

Heap leaching produces around ~9% of ore in an average year.

Open pit mining development and production is owner managed. Underground production is conducted by owner mining. Development is split between owner (60%) and contractor (40%).

Geomechanical practices comply with internal guidelines and are regularly reviewed as part of the company's internal governance process. Verification of designs for pits with less than 100m depth or with exposure of the massif in adjacent pits, are done internally, with verification of pit designs, of more than 100m depth, by external consultant. No material issues from a geotechnical or hydrogeological side have been identified.

OD8 underground mine

CVSA RESERVES 2021 - OSVALDO CB8 - UG


N
N
E W
0 25 50 75 100 125 150 175 200 225 250
0 Elev

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AngloGold Ashanti Cerro Vanguardia – 31 December 2021

The open pit mining rate and equipment selection are based on the current mining operation. Grade control RC drilling is completed on a 12x12m pattern prior to ore mining. No mining dilution factors are applied to the open pit as the short-term Mineral Resource model incorporates internal dilution. Geotechnical and hydrogeological specifications and considerations are considered and adhered in the mine planning process. Mining recovery of ore is assumed to be 100%.

The underground mining schedule is completed using historical actuals. The equipment fleet has been determined to match the mining schedule. Specific equipment model and size class were left to mining contractors to determine.

The main objective of this LOM study is to optimise the mining of the Mineral Reserve seeking to maximize the production of metal, advance the mining of underground mines to produce better grades, sequence the open pit and underground mining operations so that both end at the same time and create a long-term stockpile with economic tonnage and grade to feed the plant during the remaining years.

It is necessary to finalise mining activities in two open pit mines to begin with opening activities of the underground mines located at the bottom of those pits. Due to challenging geotechnical conditions the mine schedule has been revised with some delays compared to the original work plan (UG Mines affected: Rocio CB1 and Lucy CB1).

13.1 Requirements for stripping, underground development and backfilling

Open pits are designed using existing geomechanical parameters of nearby old pits. Geotechnical designs are confirmed with new feedback information and updating the factors of safety. Areas identified to manage the geotechnical risk within the LOM production include the improvement required on data management, establishing suitable monitoring systems within the workings, and pro-active design and implementation of dewatering systems.

The pit excavations are elongated in shape, reflecting the veined nature of the mineralisation.
Below are the main design parameters and the variation ranges according to the corresponding pit.

Pit Design Geometries.	
Bench angle	80° - 85°
Interbank berms	3.5 (m) – 6.5 (m)
Bench height	20 (m)
Ramp	12 (m)
Maximum height between ramps	60 (m)
Inter-ramp berms	12 (m)
Inter-ramp angle	60° - 75°
Overall angle	48° - 80°
Depth	20 (m) – 190 (m)

Underground production is complementary to open pit production.

The exploitation method used is sublevel stoping. To start the mining of a stope, the development methodology contemplates advancing tasks such as ramps, accesses at level, return airways (for stale air and for emergency evacuation), loading bays and basal galleries. Each panel or stope is delimited by three levels of 20m in height. The mining begins ascending, after finishing the mining of the first level, it is filled with sterile material to give floor to the upper level, until reaching the third level, where the latter is left open. The method does not strictly fit all areas but rather has variants, depending on grade and structural conditions.

The feasibility and decision to exploit an underground mine in CVSA is related to the study of the following parameters:

- Vein geometry variables (width, length, thickness, dip)
- Metal distribution
- Water table levels

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AngloGold Ashanti Cerro Vanguardia – 31 December 2021

- Geomechanical conditions
- Exploitation costs of open pit and underground, and
- Cross over point, at which the best way to exploit the Mineral Reserve is defined

Underground mining methods are sublevel stoping and cut-and-fill, CVSA has numerous existing underground excavations, covering a range of geometries and scales within all the principal geotechnical domains identified on the mine.

The estimation and modelling of the different ventilation circuits for each mine is suggested by the underground mine planning department and is evaluated based on the mining sequence and the metres to be developed. It is then corrected and calibrated based on underground mine development and field parameter measurements.

As a start the minimum airflow rate required for the underground operation is estimated. This includes:

- Airflow required by personnel
- Airflow required by diesel equipment: the equipment that generates the greatest power is considered, and
- Airflow required for blasting

As a second step, different circuits are created depending on the development to be carried out, which can be a mixed circuit (intake and exhaust) or a circuit with a fresh air vent.

Mixed circuit

For this case, it is intended to model the circuit in a first stage that is only impelling, so that at least for the first 130m a pressurised front would be applied. Later if it exceeds 160m and depending on the blasting projections, it may be necessary to install a second fan which would draw the air down, the diameters suggested are:

- 0.76m diameter blower fan
- Suction fan of 0.91m in diameter

Circuit with fresh air intake

As a second alternative, there is the possibility of creating an intake of fresh air above level 110, where the fresh air from the surface would be "deposited" in the fresh air drive and then another fan pumps the air and as a result it covers a greater distance.

This method has two possible disadvantages:

- Development work to form the fresh air drive
- Possibility of a “pumping” stage of the fan (overheating of the motor)

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AngloGold Ashanti Cerro Vanguardia – 31 December 2021

Mine ventilation circuits


Mine: ODCB8 Underground
N
200 Elev
100 Elev
0 Elev
31200 N
31100 N
31000 N
30900 N
30800 N
30700 N
Fresh Air
Polluted Air

CVSA has successfully implemented in-cycle surface support without any adverse impact on production rates or cost. Given the good historical performance of the underground stopes there is upside potential to increase the extraction ratio, reduce backfill, limit sill pillars and change to a top-down extraction.

13.2 Mine equipment, machinery and personnel

The open pit mobile fleet consists of:

- 15 x CAT 777 Haul trucks
- 5 x CAT 773 Haul trucks
- 4 x FEL CAT 992
- 1 x CAT 988
- 2 x Bulldozers
- 2 x Fuel Trucks
- 2 x Hydraulic excavators (385C)
- 3 x PX1250
- 2 x CAT 14H Graders
- 7 x Pantera 1500 Production Drills
- 2 x Water trucks
- 3 x Wheel Dozer
- 1 x DR 350 Ore Control Drill rig

The shift system for mining operations consists of 2 x 12 hour shifts for all personnel working in the open pits.

The underground mining fleet consists of:

- 12 x Sanvik Jumbos (4 DD 311 single boom, 4 DL 331 Long Hole and 4 DS 311 Bolters)

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AngloGold Ashanti Cerro Vanguardia – 31 December 2021

- 10 x Loaders (5 Sandvick LH 410 and 5 Caterpillar RG1600)
- 1 x 120H Grader
- 6 x Trucks (3 CAT AD30 and 3 EJC 533)
- 2 x Diamond Drill Rigs
- 3 x Cleaner Scamec 2000 S

The shift system for underground operations consists of 3 x 8 hour shifts.

Total mining personal are approximately 1,250 direct employees and 500 indirect employees.

13.3 Final mine outline

Location of the Camp, Process Plant, Maintenance Workshop and heap leach pad


MINE GENERAL PLAN
- 2022 -
HEAP LEACHING PROCESS
& PLANT FACILITIES
MINE
OFFICE
PAD HEAP
LEACHING
REFERENCIAS
0m 250m 500m 1000m 2000m
ESCALA: 1/6250
Esc. 1/6250
N

30 March 2022 52

AngloGold Ashanti Cerro Vanguardia – 31 December 2021 ___________________________________________________________________________________ 30 March 2022 53 Location of mine office and some nearby operating pits AngloGold Ashanti Cerro Vanguardia – 31 December 2021 ___________________________________________________________________________________ 30 March 2022 54 CVSA lease limits AngloGold Ashanti Cerro Vanguardia – 31 December 2021 ___________________________________________________________________________________ 30 March 2022 55 The extent of the mining areas at CVSA Mine infrastructure AngloGold Ashanti Cerro Vanguardia – 31 December 2021 ___________________________________________________________________________________ 30 March 2022 56 14 Processing and recovery methods The processing plant at CVSA consists of the following circuits: • Conventional three stage closed crushing circuit (jaw/cone/cone), • milling circuit under a direct configuration, • conventional agitated leaching tanks, • counter current decant system in thickeners (CCD circuit), • a carbon in leach process (CIL), • acid wash, elution (AARL), conventional Merrill Crowe process to recovery gold and silver with metallic zinc. The processing plant also has a cyanide recovery plant (Cyanisorb - AVR Process). The tails go directly to a conventional tailing dam facility (centre line method), where there is also a reclaim water system for recovering process to be reutilised in the plant. Additional to the process plant for treating higher grade material, there is a heap leach pad for lower grade material, with an annual capacity of 1.5Mt per year and a gold and silver grade of around 0.7g/t and 20g/t respectively. The pregnant solution from this process goes directly to the CCD system for the process plant and to the Merrill Crowe circuit. As detailed above, the CVSA processing is comprised of two processing methods being a CIL circuit with Merrill Crowe and a Heap Leach facility. The key inputs/assumptions in the circuits include: • Process circuit: • CIL Circuit - Plant Mill Capacity (average): 3,500tpd • Average recoveries for gold and silver of 94.5% and 80% respectively • Indicative gold and silver grades of 4.25g/t and 120g/t respectively • Heap Leach: • Average daily capacity: 4,500tpd (1.5Mt per year) • Indicative gold and silver grades of 0.7g/t and 20g/t respectively • Average Heap Leach recovery for Au of 64% and Ag of 30% • The pregnant solution of the heap leach goes directly to the CCD system for the process plant and to the Merrill Crowe circuit The average staffing requirement for the processing operations is 154.

AngloGold Ashanti Cerro Vanguardia – 31 December 2021

Sulphide processing plant flow diagram


PLANT PROCESS: GENERAL FLOW SHEET
CRUSHER
GRINDING
GRINDING
CYANIDE RECOVERY
RECOVERED CYANIDE
Regenerated Carbon
Recovered Water
LAVADO
CIL (7)
CCD3
CCD2
CCD1
LEACHING(6)
TSF
TAIL TICKENER
DETOX
LOADED CARBON
Carbon form CIC
PROCESS SOLUTION TANK
PLS
ACID WASH
PLS
ELUTION
PLS TANK
Carbón to CIL
REACTIVACION KILL
NaCN
NaOH
H2O
MIX TANK
HOPPER (2)
CLARIFICATION
PRECIPITATION
PRESS FILTERS (3)
Barren
BARREN SOLUTION TANK
METPOR (3)
T. DESAIREADORA
SMELTING
Dore
HLF
Regenerated Carbon
PLS
CIC (2)
Barren to CCD's
Carbon to Acid Wash

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AngloGold Ashanti Cerro Vanguardia – 31 December 2021

CVSA processing plant layout


CAMP
N
LABORATORY
HEAD OFFICE
PLANT & MILL
DOME
CRUSHING CIRCUIT
MAINTENANCE
WORKSHOP
SHORT TERM STOCK
Esc.: 1/4000



MINE GENERAL PLAN
- 2022 -

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AngloGold Ashanti Cerro Vanguardia – 31 December 2021

Photograph taken on the ground of the dome and crushing sector.



The processing circuit has been in operation for over 20 years, and the metallurgical process is well tested and understood. Typical free milling ore which is processed and suitable for a regular CIL leaching circuit. Due to the nature of the ore mineralogy, it is not necessary for a pre-treatment process to liberate the Au and Ag in the ore.

Mineral treatment plant

The ore extracted both in open pit operations and in underground mines is delivered to the processing plant. The material that has grades lower than the cut-off grade is deposited on the Heap Leach, therefore, this material does not enter the plant directly.

The project includes the following main operations:

- Crushing in three stages: the rock is processed in the different crushers; with the aim of achieving a homogeneous feed of less than 9mm.
- System for stacking, homogenizing and feeding the ore mill: it is divided into two stages: a stacker and a chain scraper (reclaimer).
- Grinding and start of cyanidation Cyanide agitation leaching: in grinding, the objective is to reduce the size of the ore fed to the mill to a "sand" of fine granulometry (80% less than 74μm). Fresh ore, process solution and reagents are added to the mill. Reagents include lime, lead nitrate, and cyanide. In this way the gold and silver leaching process begins.
- Washing in counter current thickeners: The process solution transports the leached metals and finely ground ore to the grinding thickener, which separates solid from liquid. The pulp from the leaching circuit is washed in counter current in three thickeners.
- Clarification and precipitation with zinc: the solution loaded with gold and silver is processed, so that it contains the minimum of solids in suspension. To reduce suspended solids, there are two circuits in series: A first clarification circuit made up of two clarifier cones (Hopper clarifiers) and a second circuit made up of three leaf filters (Metpor). Then, the filter presses receive the deaerated solution, containing precipitated gold and silver particles, as well as the excess metallic zinc fed,

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AngloGold Ashanti Cerro Vanguardia – 31 December 2021

while the precipitated particles accumulate in the chambers and are sent to the drying and smelting stages.
- Drying and melting of the precipitate to obtain doré metal: The precipitate is dried in ovens, weighed and dosed with fluxes to proceed to the loading of the smelting furnace. Doré metal casting with approximately 5% gold and almost 95% silver, is poured into moulds
- Activated carbon or carbon in leach (CIL): consists of seven tanks in which the pulp flows by gravity from tank No. 1 to tank No. 7, while the carbon is pumped through all the tanks from 7 to 1. The activated carbon loaded with gold and silver is transferred from the CIL tank No. 1, to the loaded carbon trommel.
- Acid washing and Elution (AARI): The loaded carbon is fed to the acid washing column in a batch operation, to remove inorganic contaminants adsorbed on the carbon during contact with the pulp in the CIL circuit. After the acid washing, the elution is carried out where a discharged carbon is obtained, and a solution enriched in dissolved gold and silver, as metallic cyanide complexes.
- Cyanide recovery through Cynisorb and tailings thickeners: The discharge of pulp from the CIL circuit is carried out towards the washing thickener, in order to reduce the concentration of cyanide; the overflow from the washing thickener will feed the Cynisorb Plant while the underflow will go to the tailings thickener, in order to produce a washing of the cyanide in the pulp and finally be sent to the Tailings Dam.
- Disposal of tailings in dams: The tailings have a maximum cyanide WAD of 50ppm.

Heap leach process

The leach pad was initially designed for 8 levels and a final height of approximately 50m, the approximate dimensions of its base are 820m long by 430m wide. So far, the first six levels have been built with heights of approximately 6.00m and intermediate sidewalks of variable widths (0.50m to 7.00m) on each level. Ore is currently being stacked to form the seventh level. To access this level, the ramp parallel to the northwest edge was built, which replaced the perpendicular ramps used up to the previous level.

Aerial view of the heap leach pad



15 Infrastructure

The infrastructure for CVSA is located in Santa Cruz province, southern Patagonia, Argentina, 110km from the nearest town, Puerto San Julian and 510km north of Rio Gallegos (capital of the province). All equipment and facilities are in good condition and easily accessed.

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AngloGold Ashanti Cerro Vanguardia – 31 December 2021 ___________________________________________________________________________________ 30 March 2022 61 CVSA has been an on-going operation (>20 years), with all required infrastructure already in place to support and allow for the mining of all declared Mineral Reserve with ongoing maintenance and repairs. This includes a fully functional camp, process plant, tailings facility, power plant and reticulation, offices and road system, Nitrate pad and explosives storage, and an airfield. A gas pipeline delivers gas directly to the onsite power plant. The surface electrical upgrade has been extended to the open pit and underground mines with an extra electrical feeder installed. Underground infrastructure currently caters for all ventilation and dewatering needs with provision made in the budget for extensions and upgrades. All necessary logistics have been considered, with CVSA being a mature operation (>20 years) that has all necessary support. The Mineral Reserve and budget process considers future logistics for the operation, beyond that required to support the Mineral Reserve. Camp Camp for lodging of personnel who spend the night in the operation during their work shift. The camp consists of 568 rooms, divided into 4 types of functional units: • 4 modules with 180 rooms. • 16 Staff with 274 rooms. • 6 Staff with 94 rooms. • 10 containers with 20 rooms exclusively for COVID-19 isolation. In addition, the expansion of the camp is being financed with the installation of new housing modules. Some 6 housing modules of 40 rooms are installed, making a total of 240 additional rooms with private bathroom. The camp also includes a central dining room and recreation area and gym. Sewage treatment plant The sewage treatment plant has a treatment capacity of an average monthly flow of approximately 5,000m³. This sewage treatment plant consists of a process called activated sludge, whose main objective is to provoke the development of aerobic bacteria in an agitated and aerated tank, which is fed with the effluent to be purified. Central administration building The administration building is located within the plant area. It is a one-story building, with a general space of 3,013m2. The building includes offices for the management, administration, engineering, mining, processing, geology, environment and human resources office personnel. The first aid service and the medical service are also located in it. Deposits and warehouse The warehouse and storage area is a large area that has open spaces and closed sheds where different elements are stored, such as: machine spare parts, oils, hydraulic fluids, plant reagents, clothing, safety elements, pumps, electric motors. As CVSA is a remote operation, the inventory is very important. Workshops The operation has a series of workshops to guarantee the maintenance of equipment and infrastructure, according to the following detail: • Heavy equipment maintenance workshop (open pit mine and other general use equipment) • Welding and rubber workshop • Maintenance workshop for underground mine equipment and drilling machines • Light vehicle maintenance workshop • Plant equipment maintenance workshop • General services workshop • Heap Leach maintenance workshop. Office modules and annex buildings The following annex buildings and offices are located in the leach pad sector: • Office module AngloGold Ashanti Cerro Vanguardia – 31 December 2021 ___________________________________________________________________________________ 30 March 2022 62 • Control room module In the mining sector, the annexes are: • Office module, • Dining module, • Change modules for underground mine personnel. • Water storage tanks On the edge of the plant the following are located: • A change and a break room, • Exploration building, core shed and storage shed for geology samples, • Laboratory Fuel and lubricant station Naphtha is stored in 1 underground tank with a capacity of 20m3, while diesel is stored in 13 surface tanks with a capacity of 40m3 each. With the inclusion of the underground exploitation system at CVSA, in 2011 4 new fuel tanks were built. In the mining sector, a smaller fuel station has been set up that has 1 fast-charging pump and 1 diesel tank with a capacity of 40,000 litres. The maintenance workshops have facilities to load oils and hydraulic fluids according to the needs of the open pit and underground mines and the process plant equipment. Power supply system The electrical energy demanded by the current operation is approximately 91,000MW/h per year. Currently the operation has the following equipment: • In the power plant, which is located within the process plant premises, there are 5 gas-operated WARTSILA generators of 3.04MW each, a diesel generator of 2.3MW and 2 leased gas-operated generators of 1.2MW each • Lower power generators are located in the mining sector Natural gas to the power station is supplied through an underground pipeline of 4km and 110mm diameter, which follows the route of the access road. The gas is taken from the main north-south gas pipeline that runs along National Route No. 3. The power transmission and distribution network is made up of approximately 300 poles, located at an average distance of 50m, with the total estimated length of the wiring being 32km, through which power is distributed in the mining sector, tailings dam and camp. 16 Market studies CVSA is evaluated on gold and silver content. Gold The primary product sold from the mining and beneficiation of ore at our operations, is gold doré. The accepted framework governing the sale or purchase of gold, is conformance to the loco London standard. Only gold that meets the LBMA’s Good Delivery standard is acceptable in the settlement of a loco London contract. In the loco London market, gold is traded directly between two parties without the involvement of an exchange, and so the system relies on strict specifications for fine ounce weight, purity and physical appearance. For a bar to meet the LBMA Good Delivery standard, the following specifications must be met as a minimum: • Weight: 350 fine troy ounces (min) – 430 fine troy ounces (max) • Purity / Fineness: Minimum fineness of 995.0 parts per thousand fine gold AngloGold Ashanti Cerro Vanguardia – 31 December 2021 ___________________________________________________________________________________ 30 March 2022 63 • Appearance: Bars must be of good appearance not displaying any defects, irregularities such as cavities, holes or blisters. Only bullion produced by refiners whose practices and bars meet the stringent standards of the LBMA’s Good Delivery List can be traded on the London market. Such a refiner is then an LBMA Accredited Refiner and must continue to meet and uphold these standards in order for its bars to be traded in the London market. Provided the bullion meets the LBMA Good Delivery standard, it is accepted by all market participants and thus provides a ready market for the sale or purchase of bullion. Silver A by-product sold from the mining and beneficiation of ore from our operations, is silver bullion. The accepted framework governing the sale or purchase of silver, is conformance to the loco London standard. Only silver that meets the LBMA’s Good Delivery standard is acceptable in the settlement of a loco London contract. In the loco London market, silver is traded directly between two parties without the involvement of an exchange, and so the system relies on strict specifications for fine ounce weight, purity and physical appearance. For a bar to meet the LBMA Good Delivery standard, the following specifications must be met as a minimum: • Weight: 900 troy ounces (min) – 1 100 troy ounces (max) • Purity / Fineness: Minimum fineness of 999.0 parts per thousand fine silver • Appearance: Bars must be of good appearance not displaying any defects, irregularities such as cavities, holes or blisters. Only bullion produced by refiners whose practices and bars meet the stringent standards of the LBMA’s Good Delivery List can be traded on the London market. Such a refiner is then an LBMA Accredited Refiner and must continue to meet and uphold these standards in order for its bars to be traded in the London market. Provided the bullion meets the LBMA Good Delivery standard, it is accepted by all market participants and thus provides a ready market for the sale or purchase of bullion. Annually, the gold prices used for determining Mineral Resource and Mineral Reserve are determined by the Mineral Resource and Ore Reserve committee (RRSC). Two different prices used for determining Mineral Resource and Mineral Reserve. These prices are provided in local currencies and are calculated using the historic relationships between the $ gold price and the local currency gold price. The Mineral Resource price reflects the company’s upside view of the gold price and at the same time ensures that the Mineral Resource defined will meet the reasonable prospects for economic extraction requirement. Typically, the price is set closer to spot than the Mineral Reserve price and is designed to highlight any Mineral Resource that is likely to be mined should the gold price move above its current range. A margin is maintained between the Mineral Resource and ruling spot price and this implies that Mineral Resource is economic at current prices but that it does not contribute sufficient margin to be in the current plans. The Mineral Reserve price provided is the base price used for mine planning. AngloGold Ashanti selects a conservative Mineral Reserve price relative to its peers. This is done to fit into the strategy to include a margin in the mine planning process. The company uses a set of economic parameters to value its assets and Business plan, these economic parameters are set on a more regular basis and reflect the industry consensus for the next five years. These are generally higher than the Mineral Reserve price and enable more accurate short term financial planning. Finally, the company uses a fixed price to evaluate its project and set its hurdle rate. This price and the hurdle rate are set by the board and changed when indicated due to significant changes in the price of gold. AngloGold Ashanti Cerro Vanguardia – 31 December 2021 ___________________________________________________________________________________ 30 March 2022 64 The determination of the Mineral Resource and Mineral Reserve prices are not based on a fixed average, but rather an informed decision made by looking at the trends in gold price. The gold prices and exchange rates determined are then presented to the RRSC for review, in the form of an economic assumptions proposal document once a year (generally the second quarter of the year). After review and approval by the committee, it is sent to AngloGold Ashanti’s Executive Committee ("EXCO") for approval. The prices for copper, silver and molybdenum are determined using the same process used for gold. Key service contracts that are integral to the mining operations include: • Austin Powder Argentina for the blasting services for underground and open pit • Macizo del Deseado for underground development services, raise boring and exploration • Perforaciones Santacrucena – infill exploration All listed contracts are with unaffiliated third parties. 17 Environmental studies, permitting plans, negotiations, or agreements with local individuals or groups 17.1 Permitting All environmental legal obligations applicable to CVSA have been met. CVSA works with a risk assessment system in accordance with the Safety, Health and Environment Management System implemented, plus the risk identification and control management system of the Au risk corporation. Identified risks are assessed, controls are established, which are monitored regularly. AngloGold Ashanti (AngloGold Ashanti) owns 92.5% of CVSA with the Provincial Government (Fomicruz) owning the remaining 7.5% stake. On a biannual basis, Law 24585 regarding the updating of the Environmental Impact Report (IIA) is complied with, which includes the Mine Closure Plan. In August 2021, the 12th update of the IIA was delivered, which is under evaluation until the authorities approves it by delivering the Environmental Impact Statement (EIS). Periodic monitoring is carried out according to the Annual Environmental Monitoring Program, which is periodically sent to the authorities. Fees are paid on the generation of hazardous waste to obtain the corresponding Annual Environmental Certificate at both the national and provincial levels. The fee for the use of industrial and domestic water is reported monthly and paid. The mining licence 402642/CV/97 includes the lease area of approximately 543km2. The mining licence covers the full Mineral Reserve and Mineral Resource. It was issued on the 27th December 1996 and expires on 26th December 2036 No environmental factors are known that could have a material effect on the likelihood of eventual economic extraction. 17.2 Requirements and plans for waste tailings disposal, site monitoring and water management All actions related to post-closure site management are detailed in CVSA's mine closure plan. The rise of the tailings dam (last permit, a mixed alteo system was designed and adopted, combining rise through the central axis in the ABC systems and downstream in the W systems, generating four different types of embankment sections along the perimeter. With the exception of the previous rises, carried out entirely downstream, this design allows reducing the volume of embankments necessary to increase the crest height by 3m, thus avoiding excessive soil movement and, consequently, a noticable change in geomorphology. The extraction of groundwater is due to use for supply, dewatering and drainage of the underground works carried out around the mineral exploitation area. The extraction is monitored by monitoring the changes in groundwater levels, exploitation volumes and physicochemical parameters. This monitoring is done in a set of monitoring wells located in different sectors of the mine. To monitor the underground hydrodynamics in the mine area, the records of water depth and extracted volumes provided by the CVSA staff are used. The monitoring wells are located in the lagoon, tailings dam, leach pad and process plant sectors.

AngloGold Ashanti Cerro Vanguardia – 31 December 2021

17.3 Socio-economic impacts

There are different social programs framed in the agreements CVSA has with the community and the Puerto San Julian Development Agency.

CVSA is a remote site, all commitments to the local community are conducted through the regional office.

In general terms, the impacts in the socio-cultural sphere are of a positive nature as a consequence of the mine's operating activities, fundamentally in terms of employment; demand for supplies, goods and services; the education and training of people; and the financial contribution of mine and its effect on a provincial and national level.

Below are some examples:

- 76% local jobs (Santa Cruz Province)
- Strong commitment and execution of actions to increase local employment, the requirement of provincial law 3,141 (70/30) was bettered

17.4 Mine closure and reclamation

The Official Gazette of the Province of Santa Cruz publishes Decree No. 894 dated 23 July 2021, which promulgates Law No. 3751 on the Closure of Mines, sanctioned by the Chamber of Deputies on 24 June 2021, where the types of closure plans are established for the exploration stage as exploitation will be:

- conceptual closure plan: it will be submitted to the Enforcement Authority, once prior to the start of mining activities. It must contain a strategic closure planning, including the possible progressive and temporary closures of the same, determining the technical characteristics of the project, the impacts it will generate, defining the applicable procedures and technologies.

- detailed closure plan: includes the planning of all the closure actions to be carried out, it is presented to the Enforcement Authority together with the updates of the environmental impact reports, with greater detail as the mining project progresses.

The closure plan must be updated every two years, increasing the level of detail when the mining project is close to the definitive closure stage. The changes and modifications made must be included in the updates, together with the closure actions carried out in the period, the results achieved, the monitoring measures and the closure measures to be carried out.

The 5th update of the Mine Closure Plan has been delivered to the authority, which is aligned with the recent provincial law No. 3751 where the actions and costs that it demands are detailed.

Also, the 12th Update of the Environmental Impact Report (AIIA) for the Exploitation Stage of the CVSA Project has been prepared by the consulting firm Golder Associates Argentina S.A., at the request of CVSA. The closure plan includes the engineering designs to dismantle, demolish, stabilise the land, restructure and rehabilitate the land, as well as to optimise labour, property and land access.

Component / Installation	Action
Open Pit Mine	Filling of some pits during the operation with sterile material from the dumps
	Access control
	Perimeter berm
	Signs
	Closure of access roads
	Physical stability
	Establishing a fault strip
	Water management
	Profiling
	Assessment of the need to build interceptor channels

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AngloGold Ashanti Cerro Vanguardia – 31 December 2021

	Chemical stability
	Evaluation of the quality of water that emerges in the pits
	Evaluation of ARD generation potential
	Pit lagoon treatment (if necessary).
Underground mine	Access control
	perimeter berm
	Signs
	Closure of access roads
	Blocking of mine openings and airways
	Physical stability
	Subsidence Potential Assessment Study
Waste dumps	Access control
	Access blocking (berms)
	Signalling
	water management
	Assessment of the need to build interceptor channels
	Geochemical stability
	Segregation of sterile acid generators
	Evaluation of ARD generation potential
	Physical stability
	Construction of toe berms
	Landform Establishment and Habitat Rehabilitation
	Reprofiling of slopes
	Capping surface leveling
	Revegetation
	Dismantling
	Inventory of the area and removal of reusable materials
	Equipment resale/recycling
	Reagent Removal
	Equipment cleaning
	Dismantling/demolition of structures and dismantling of equipment
Trituration	Decontamination of facilities and equipment with cyanide
washing plant	Soil evaluation
Process Plant	Demolition, Recovery and Disposal
Leaching Tanks and Thickeners	Demolition and coverage of foundations
Cyanisorb Plant	Landform Establishment and Habitat Rehabilitation
Foundry Plant	scarifying and levelling
	revegetation
	Revegetation studies
Shredding and Agglomeration	Dismantling
	Inventory of the area and removal of reusable materials
	Dismantling of structures and dismantling of equipment
	Equipment cleaning
	Soil evaluation
	Demolition, Recovery and Disposal
	Equipment sales
	Demolition and coverage of foundations
	Landform Establishment and Habitat Rehabilitation
	Scarifying and levelling

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AngloGold Ashanti Cerro Vanguardia – 31 December 2021

	Revegetation
	Revegetation studies
Heap Leaching	Geochemical stability
	Evaluation of pile washing (last layer) or similar solution
	Evaluation of ARD generation potential
	Dismantling
	Decontamination of the irrigation system
	Removal of the irrigation system
	Physical stability
	Decrease in slope angle
	Hedge Placement
	Air monitoring
	Water management
	Collection of drains in pools
	Levelling
	Management and control of contact and non-contact water
	Groundwater monitoring
Emergency pool PLS pool tanks Pipelines	Dismantling
	Dismantling and dismantling of equipment
	Equipment cleaning
	Decontamination
	Evaporation of solutions.
	Sludge removal
	Demolition, Recovery and Disposal
	Demolition and coverage of foundations
	Sale of materials
	Landform Establishment and Habitat Rehabilitation
	Scarifying and leveling the land
	Filling of the pools
Roads Communication system	Dismantling
	Dismantling of communication system towers
	Demolition, Recovery and Disposal
	Demolition and coverage of foundations
	Sale or relocation of communication towers
	Landform Establishment and Habitat Rehabilitation
	road closure
	Levelling and scarifying the land

17.5 Qualified Person's opinion on adequacy of current plans

The QP is of the opinion that the adequacy of the current plans is sufficient as closure plans are evaluated by the enforcement authority and observations are indicated in the EIS, since it is part of the IIA.

17.6 Commitments to ensure local procurement and hiring

Aspect managed by the CVSA Supply area that ensure the following commitment:

- 86% national and provincial purchases
- Buy local reaches 91% if the universe of goods and services available in the province is considered.
- Permanent work towards import substitution and prioritising local buying.

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AngloGold Ashanti Cerro Vanguardia – 31 December 2021

18 Capital and operating costs

18.1 Capital and operating costs

Exchange rate, inflation, revenue, price curves (Au and Ag) were provided by AngloGold Ashanti, as per the economic scenario for AngloGold Ashanti business plan. The study such as capital and operating costs, royalties, cut-off grades, are calculated by CVSA and reviewed by AngloGold Ashanti personnel.

Argentina provinces, as owners of the Mineral Resource, are entitled to collect a royalty payment to be calculated as a percentage of the pithead value of the mineral extracted Mining Investment Law capped the royalties to be collected by the provinces at 3%. Provinces that adhere to the Mining Investment Law are legally committed not to exceed this cap. CVSA is subject to a 3% provincial royalty payable to Santa Cruz

Operating costs are forecasted according to AngloGold Ashanti assumptions for business plan (inflation, exchange rate, etc) and based on 2021 costs. Capital requirements are estimated according to CVSA business plan, which includes a new heap leach pad, HME renewal, as well as aggressive exploration campaign. Rehabilitation costs were estimated including a contingency estimate of 25%.

Financial model was carried out according to a conservative approach, so that the level of accuracy is estimated to be reasonable.

18.2 Risk assessment

The Mineral Resource and Mineral Reserve is sensitive to gold and silver prices as well as to local exchange rate variations. The low grades from the open pits, and difficult hydrogeological and geotechnical conditions for underground are ongoing risks that are managed on a day-to-day basis.

CVSA works with a risk assessment system in accordance with the Safety, Health and Environment Management System implemented, plus the risk identification and control management system of the Au risk corporation. Identified risks are assessed, controls are established, which are monitored regularly.

All processes followed the directives specified in the Guidelines for Reporting.

19 Economic analysis

19.1 Key assumptions, parameters and methods

Technical parameters

CVSA - CutOff and CutOver determination

Case 3 - 100% to MILL

Technical and Economic Parameters	Resp.	Unid.	Process Mill	Process HL
Total Production Administration - Costs	GAF	U$S/tt	24.75	
Metallurgical Cost	GP	U$S/tt	17.21	5.88
Maintenance Cost (Plant)	GP	U$S/tt	16.10	2.77
Fixed Cost Mine	GM	U$S/tt	3.06	
Rehabilitation Cost	SyMA	U$S/te	0.16	
Ore Mining Cost	GM	U$S/tm	14.61	
Waste Mined Cost	GM	U$S/te	3.69	
Selling Cost, (Royalty, Comerc)	GAF	Au U$S/gr	1.81	0.35
		Ag U$S/gr	0.03	
Commercialization	GAF	U$S/gr	0.03	0.03
Royalty Fomicruz	GAF	% s/ventas	5.50%	5.50%
Exchange Rate (ARG Peso/USD$)			112.50	

Technical parameters Optiminzacion Whittle 4X

Gold Price	1200	US$/oz	38.58	US$/gr
Silver Price	18.67	US$/oz	0.60	US$/gr
Rec Au		%	94.08%	66.05%
Rec Ag		%	79.85%	31.10%

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AngloGold Ashanti Cerro Vanguardia – 31 December 2021 ___________________________________________________________________________________ 30 March 2022 69 19.2 Results of economic analysis CVSA demonstrates a positive cash flow and NPV for the current Mineral Reserve plan. IRR is not applicable as it is an operating mine and cash positive from the first year (no negative cash flows). All processes followed the directives specified in the Guidelines for Reporting. Inferred Mineral Resource has been excluded from the demonstration of economic viability in support of disclosure of a Mineral Reserve. As described in Section 21.4, AngloGold Ashanti take into consideration the potential impact of the Inferred Mineral Resource in the planning process for the Mineral Reserve but the cash flow analysis does not include the Inferred Mineral Resource in demonstrating the economic viability of the Mineral Reserve. CVSA - AngloGold Ashanti Cash Flow Item Unit Total LOM 2022 2023 2024 2025 2026 2027 Production Gold oz ('000) 881.6 179.7 174.8 163.8 162.8 155.4 45.2 Silver oz ('000) 22,058 4,402 4,695 4,514 3,176 4,265 1,005 Copper lb ('000) 0.0 0.0 0.0 0.0 0.0 0.0 0.0 Revenue By product (+/-) $ M 0.0 0.0 0.0 0.0 0.0 0.0 0.0 Gross Revenue $ M 1,119.4 218.8 217.1 207.5 210.4 204.9 60.7 Royalties / Export duties $ M 157 50.7 36.3 35.0 30.2 33.8 -29.3 Operating Costs Mining cost $ M 600 139.4 142.5 142.5 108.6 65.0 2.4 Processing cost $ M 273 53.8 55.4 55.2 52.0 48.2 8.5 General and Admin $ M 162 28.8 29.7 29.6 28.6 27.6 17.6 Other operating costs (by- product credit) $ M -446 -85.4 -92.9 -91.1 -65.4 -89.6 -21.5 Total Operating Cost $ M 589 136.6 134.6 136.1 123.7 51.1 7.0 Sustaining capital $ M 168 54.7 51.7 30.6 18.5 8.9 3.9 Non-GAAP Metrics and Cash Flow Total AISC $ M 757 191.3 186.3 166.7 142.2 60.0 10.8 Total AISC $/oz1 859 1,065 1,066 1,018 873 386 239 Other Capital (non Sust.) $ M 0 0.0 0.0 0.0 0.0 0.0 0.0 Total AIC $ M 757 191.3 186.3 166.7 142.2 60.0 10.8 Total AIC $/oz1 859 1,065 1,066 1,018 873 386 239 Closure costs $ M 79 0.0 0.0 0.0 30.9 29.6 18.4 Tax $ M 25 0.0 0.0 0.0 0.0 14.9 10.2 Free Cash Flow $ M 101 -23.2 -5.5 5.8 7.1 66.6 50.5 1 Ounces of Gold AngloGold Ashanti Cerro Vanguardia – 31 December 2021 ___________________________________________________________________________________ 30 March 2022 70 Key metrics NPV0 $ M 101.249 NPV5 $ M 75.4 NPV10 $ M 56.0 NPV15 $ M 41.2 Cash Flow Margin % 51% IRR (for Projects only) % - 19.3 Sensitivity analysis Sensitivities are conducted on the Mineral Reserve and were run on the various inputs for the project. The project is most sensitive to variations in Gold Price, Grade processed and operating costs. This are shown in the table below. 20 Adjacent properties Several prospective tenements are found in the area around CVSA and these explored by junior exploration companies. These include Claudia Project (Mirasol Resources), Michelle Project (Minera Don Nicolas S.A), Conserrat (E2 Metals) among others. Sources of information of adjacent properties of CVSA are the Santa Cruz cadastral map and web pages of the companies who own the projects. The information within this Technical Report Summary is based only one the CVSA property. No information from the adjacent properties have been included in this report. 21 Other relevant data and information 21.1 Inclusive Mineral Resource Inclusive gold Mineral Resource CVSA Tonnes Grade Contained gold as at 31 December 2021 Category million g/t tonnes Moz Vein (open pit) Measured 2.19 4.13 9.03 0.29 Indicated 10.37 3.61 37.45 1.20 Measured & Indicated 12.56 3.70 46.48 1.49 Inferred 2.20 2.83 6.21 0.20 In situ heap leach stockwork material Measured 3.20 0.52 1.68 0.05 Indicated 14.16 0.47 6.66 0.21 Measured & Indicated 17.36 0.48 8.34 0.27 Inferred 2.06 0.44 0.91 0.03 Heap leach stockpiles Measured 1.57 0.43 0.68 0.02 101.2 -150 -100 -50 0 50 100 150 200 250 300 -20% Base Case (0%) +20% N P V 0 af te r- ta x (U SD M ) Sensitivities on Key value drivers (+/- 20%) Gold Price Grade Processed Operating Costs Capital Costs AngloGold Ashanti Cerro Vanguardia – 31 December 2021 ___________________________________________________________________________________ 30 March 2022 71 Indicated - - - - Measured & Indicated 1.57 0.43 0.68 0.02 Inferred - - - - Vein (underground) Measured 0.73 6.65 4.88 0.16 Indicated 2.56 6.88 17.58 0.57 Measured & Indicated 3.29 6.83 22.46 0.72 Inferred 0.71 6.41 4.53 0.15 Total Measured 7.69 2.12 16.27 0.52 Indicated 27.08 2.28 61.69 1.98 Measured & Indicated 34.77 2.24 77.96 2.51 Inferred 4.96 2.35 11.65 0.37 21.2 Inclusive Mineral Resource by-products Inclusive silver Mineral Resource Cerro Vanguardia Tonnes Grade Contained silver as at 31 December 2021 Category million g/t tonnes Moz Measured 7.69 49.82 383 12.32 Indicated 27.08 56.90 1,541 49.54 Measured & Indicated 34.77 55.34 1,924 61.87 Inferred 4.96 104.27 518 16.64 21.3 Mineral Reserve by-products Silver Mineral Reserve Cerro Vanguardia Tonnes Grade Contained silver as at 31 December 2021 Category million g/t tonnes Moz Proven 4.19 55.94 234 7.53 Probable 8.12 49.56 402 12.93 Total 12.31 51.73 637 20.47 21.4 Inferred Mineral Resource in annual Mineral Reserve design With appropriate caution, a portion of the Inferred Mineral Resource was included in the business plan optimisation process. This accounts for 10% of the Mineral Reserve plan of six years. No Inferred Mineral Resource is considered in Mineral Reserve reporting. At CVSA no Inferred Mineral Resource has been used in the Mineral Reserve design or optimisation process. Insignificant amounts of Inferred Mineral Resource may however be present in the final Mineral Reserve design shape due to extraction shape limitations but this is never quoted as an Mineral Reserve, or used in the economic appraisal of the Mineral Reserve. The Inferred Mineral Resource is generally located in the deeper parts of the orebody, such as the bottom of the open pits and deeper portions of the underground Mineral Resource. Inferred Mineral Resource in annual Mineral Reserve design Cerro Vanguardia Tonnes Grade Contained gold as at 31 December 2021 million g/t tonnes Moz Vein (open pit) 0.38 3.06 1.17 0.04 In situ heap leach stockwork material 0.54 0.29 0.15 0.00 Vein (underground) 0.25 6.37 1.58 0.05 Total 1.17 2.49 2.90 0.09 AngloGold Ashanti Cerro Vanguardia – 31 December 2021 ___________________________________________________________________________________ 30 March 2022 72 21.5 Additional relevant information An analysis over the past three years shows a conversion rate of 0%, 39% and 6.5% on ounces for 2019, 2020 and 2021. The difference in conversion over the 3 years is due to: • During 2019 there was no exploration drilling or conversion drilling campaign. • 2020 was a regular year in terms of conversion. • During 2021 the conversion campaign from Inferred to Indicated Mineral Resource has not yet been fully evaluated, due to delay in laboratory results. Each year meters of drilling are allocated to convert the best grade Inferred Mineral Resource. Given the low levels of Inferred Mineral Resource, and the fact that it isn’t used in the economic appraisal of the Mineral Reserve, the Inferred Mineral Resource present in the Mineral Reserve design shapes is immaterial to the Mineral Reserve declaration. 21.6 Certificate of Qualified Person(s) Juan Paredes certificate of qualification As the author of the report entitled Cerro Vanguardia Technical Report Summary, I hereby state: 1. My name is Juan Paredes. I am the Qualified Person for the Mineral Resource. 2. My job title is Brownfields Exploration Manager 3. I am a member of the AusIMM Australasian Institute of Mining and Metallurgy, membership number 227738). I have a PhD (Geology) degree. 4. I have 25 years of relevant experience. 5. I am a Qualified Person as defined in the SEC S-K 1300 Rule. 6. I am not aware of any material fact or material change with respect to the subject matter of the Report that is not reflected in the Report, the omission of which would make the Report misleading. 7. I declare that this Report appropriately reflects my view. 8. I am not independent of AngloGold Ashanti Ltd 9. I have read and understand the SEC S-K 1300 Rule for Modernization of Property Disclosures for Mining Registrants. I am clearly satisfied that I can face my peers and demonstrate competence for the deposit. 10. I am an Employee in respect of the issuer AngloGold Ashanti for the 2021 Final Mineral Resource. 11. At the effective date of the Report, to the best of my knowledge, information and belief, the Report contains all scientific and technical information that is required to be disclosed to make the Report not misleading. Martin Cesca certificate of qualification As the author of the report entitled Cerro Vanguardia Technical Report Summary, I hereby state: 1. My name is Martin Cesca. I am the Qualified Person for the Mineral Reserve. 2. My job tittle is Mine Manager 3. I am a member of the AusIMM, membership number 333864 (Australasian Institute of Mining and Metallurgy). I have a BEng (Mining Engineering) degree. 4. I have 8 years of relevant experience. 5. I am a Qualified Person as defined in the SEC S-K 1300 Rule. 6. I am not aware of any material fact or material change with respect to the subject matter of the Report that is not reflected in the Report, the omission of which would make the Report misleading. 7. I declare that this Report appropriately reflects my view.

AngloGold Ashanti Cerro Vanguardia – 31 December 2021 ___________________________________________________________________________________ 30 March 2022 73 8. I am not independent of AngloGold Ashanti Ltd 9. I have read and understand the SEC S-K 1300 Rule for Modernization of Property Disclosures for Mining Registrants. I am clearly satisfied that I can face my peers and demonstrate competence for the deposit. 10. I am an Employee in respect of the issuer AngloGold Ashanti for the 2021 Final Mineral Reserve. 11. At the effective date of the Report, to the best of my knowledge, information and belief, the Report contains all scientific and technical information that is required to be disclosed to make the Report not misleading. 22 Interpretation and conclusions The Mineral Resource and Mineral Reserve is sensitive to gold and silver prices as well as to local exchange rate fluctuations. The low grades from the open pits and difficult hydrogeological and geotechnical conditions for underground are ongoing risks that are managed on a day-to-day basis. Exchange rate, inflation, revenue, price curves (Au and Ag) were provided by AngloGold Ashanti, as per the economic scenario for 2020 purposes. The study such as capital and operating costs, royalties, cut-off grades, are calculate by CVSA and reviewed by AngloGold Ashanti personnel. 23 Recommendations AngloGold Ashanti runs a comprehensive Business Planning process which is framed by the Company’s Strategic Options process. This sets the mine’s budget requirements aligned to both the larger group and the necessities of the operation. The discissions that result from this process are ultimately approved by AngloGold Exco and the regional and mine’s senior management. While the Qualified Person is an intimate part of this process, he/she does not make recommendations for the operation without it being part of the described framework. 24 References 24.1 References • Internal Document, AngloGold Ashanti, Guidelines for Reporting of Exploration Results, Mineral Resource and Ore Reserve, 2021. • RCubed Training _ Session 2_20-10-2021_Meeting Recording • RCubed training presentation 2020.pdf • S-K 1300 CP and Mentor Workshop Session 2 • S-K 1300 Training _ Session 2_03-11-2021_Meeting Recording • 21460375 Actualizacion IIA_CVSA_Rev.0 24.2 Mining terms All injury frequency rate: The total number of injuries and fatalities that occurs per million hours worked. By-products: Any potentially economic or saleable products that emanate from the core process of producing gold or copper, including silver, molybdenum and sulphuric acid. Carbon-in-leach (CIL): Gold is leached from a slurry of ore where cyanide and carbon granules are added to the same agitated tanks. The gold loaded carbon granules are separated from the slurry and treated in an elution circuit to remove the gold. Carbon-in-pulp (CIP): Gold is leached conventionally from a slurry of ore with cyanide in agitated tanks. The leached slurry then passes into the CIP circuit where activated carbon granules are mixed with the slurry and gold is adsorbed on to the activated carbon. The gold-loaded carbon is separated from the slurry and treated in an elution circuit to remove the gold. Comminution: Comminution is the crushing and grinding of ore to make gold available for physical or chemical separation (see also “Milling”). Contained gold or Contained copper: The total gold or copper content (tonnes multiplied by grade) of the material being described. AngloGold Ashanti Cerro Vanguardia – 31 December 2021 ___________________________________________________________________________________ 30 March 2022 74 Cut-off grade: Cut-off grade is the grade (i.e., the concentration of metal or mineral in rock) that determines the destination of the material during mining. For purposes of establishing “prospects of economic extraction,” the cut-off grade is the grade that distinguishes material deemed to have no economic value (it will not be mined in underground mining or if mined in surface mining, its destination will be the waste dump) from material deemed to have economic value (its ultimate destination during mining will be a processing facility). Other terms used in similar fashion as cut-off grade include net smelter return, pay limit, and break-even stripping ratio. Depletion: The decrease in the quantity of ore in a deposit or property resulting from extraction or production. Development: The process of accessing an orebody through shafts and/or tunneling in underground mining operations. Development stage property: A development stage property is a property that has Mineral Reserve disclosed, but no material extraction. Diorite: An igneous rock formed by the solidification of molten material (magma). Doré: Impure alloy of gold and silver produced at a mine to be refined to a higher purity. Economically viable: Economically viable, when used in the context of Mineral Reserve determination, means that the Qualified Person has determined, using a discounted cash flow analysis, or has otherwise analytically determined, that extraction of the Mineral Reserve is economically viable under reasonable investment and market assumptions. Electrowinning: A process of recovering gold from solution by means of electrolytic chemical reaction into a form that can be smelted easily into gold bars. Elution: Recovery of the gold from the activated carbon into solution before zinc precipitation or electrowinning. Exploration results: Exploration results are data and information generated by mineral exploration programs (i.e., programs consisting of sampling, drilling, trenching, analytical testing, assaying, and other similar activities undertaken to locate, investigate, define or delineate a mineral prospect or mineral deposit) that are not part of a disclosure of Mineral Resource or Reserve. A registrant must not use exploration results alone to derive estimates of tonnage, grade, and production rates, or in an assessment of economic viability. Exploration stage property: An exploration stage property is a property that has no Mineral Reserve disclosed. Exploration target: An exploration target is a statement or estimate of the exploration potential of a mineral deposit in a defined geological setting where the statement or estimate, quoted as a range of tonnage and a range of grade (or quality), relates to mineralisation for which there has been insufficient exploration to estimate a Mineral Resource. Feasibility Study (FS): A Feasibility Study is a comprehensive technical and economic study of the selected development option for a mineral project, which includes detailed assessments of all applicable modifying factors, as defined by this section, together with any other relevant operational factors, and detailed financial analysis that are necessary to demonstrate, at the time of reporting, that extraction is economically viable. The results of the study may serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of the project. A Feasibility Study is more comprehensive, and with a higher degree of accuracy, than a Prefeasibility Study. It must contain mining, infrastructure, and process designs completed with sufficient rigor to serve as the basis for an investment decision or to support project financing. Flotation: Concentration of gold and gold-hosting minerals into a small mass by various techniques (e.g. collectors, frothers, agitation, air-flow) that collectively enhance the buoyancy of the target minerals, relative to unwanted gangue, for recovery into an over-flowing froth phase. Gold Produced: Refined gold in a saleable form derived from the mining process. Grade: The quantity of ore contained within a unit weight of mineralised material generally expressed in grams per metric tonne (g/t) or ounce per short ton for gold bearing material or Percentage copper (%Cu) for copper bearing material. Greenschist: A schistose metamorphic rock whose green colour is due to the presence of chlorite, epidote or actinolite. Indicated Mineral Resource: An Indicated Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an Indicated Mineral Resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an Indicated Mineral Resource has a lower level of confidence than the level of confidence of a Measured Mineral Resource, an Indicated Mineral Resource may only be converted to a Probable Mineral Reserve. AngloGold Ashanti Cerro Vanguardia – 31 December 2021 ___________________________________________________________________________________ 30 March 2022 75 Inferred Mineral Resource: An Inferred Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an Inferred Mineral Resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an Inferred Mineral Resource has the lowest level of geological confidence of all Mineral Resource, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability. With caution AngloGold Ashanti uses Inferred Mineral Resource in its Mineral Reserve estimation process and the Inferred Mineral Resource is included in the pit shell or underground extraction shape determination. As such the Inferred Mineral Resource may influence the extraction shape. The quoted Mineral Reserve from these volumes includes only the converted Measured and Indicated Mineral Resource and no Inferred Mineral Resource is converted to Mineral Reserve. The cash flow analysis does not include the Inferred Mineral Resource in demonstrating the economic viability of the Mineral Reserve. Initial assessment (also known as concept study, scoping study and conceptual study): An initial assessment is a preliminary technical and economic study of the economic potential of all or parts of mineralisation to support the disclosure of Mineral Resource. The initial assessment must be prepared by a qualified person and must include appropriate assessments of reasonably assumed technical and economic factors, together with any other relevant operational factors, that are necessary to demonstrate at the time of reporting that there are reasonable prospects for economic extraction. An initial assessment is required for disclosure of Mineral Resource but cannot be used as the basis for disclosure of Mineral Reserve. Leaching: Dissolution of gold from crushed or milled material, including reclaimed slime, prior to adsorption on to activated carbon or direct zinc precipitation. Life of mine (LOM): Number of years for which an operation is planning to mine and treat ore, and is taken from the current mine plan. Measured Mineral Resource: A Measured Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a Measured Mineral Resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a Measured Mineral Resource has a higher level of confidence than the level of confidence of either an Indicated Mineral Resource or an Inferred Mineral Resource, a Measured Mineral Resource may be converted to a Proven Mineral Reserve or to a Probable Mineral Reserve. Metallurgical plant: A processing plant constructed to treat ore and extract gold or copper in the case of Quebradona (and, in some cases, often valuable by-products). Metallurgical recovery factor (MetRF): A measure of the efficiency in extracting gold from the ore. Milling: A process of reducing broken ore to a size at which concentrating or leaching can be undertaken (see also “Comminution”). Mine call factor (MCF): The ratio, expressed as a percentage, of the total quantity of recovered and unrecovered mineral product after processing with the amount estimated in the ore based on sampling. The ratio of contained gold delivered to the metallurgical plant divided by the estimated contained gold of ore mined based on sampling. Mineral deposit: A mineral deposit is a concentration (or occurrence) of material of possible economic interest in or on the earth’s crust. Mining recovery factor (MRF): This factor reflects a mining efficiency factor relating the recovery of material during the mining process and is the variance between the tonnes called for in the mining design and what the plant receives. It is expressed in both a grade and tonnage number. Mineral Reserve: A Mineral Reserve is an estimate of tonnage and grade or quality of Indicated and Measured Mineral Resource that, in the opinion of the Qualified Person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a Measured or Indicated Mineral Resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted. Mineral Resource: A Mineral Resource is a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A Mineral Resource is a reasonable estimate of mineralisation, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralisation drilled or sampled. Modifying Factors: Modifying factors are the factors that a Qualified Person must apply to Indicated and Measured Mineral Resource and then evaluate in order to establish the economic viability of Mineral Reserve. A Qualified Person must apply and evaluate modifying factors to convert Measured and Indicated Mineral Resource to Proven and Probable Mineral Reserve. These factors include, but are not restricted to: Mining; processing; metallurgical; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project. Ounce (oz) (troy): Used in imperial statistics. A kilogram is equal to 32.1507 ounces. A troy ounce is equal to 31.1035 grams. AngloGold Ashanti Cerro Vanguardia – 31 December 2021 ___________________________________________________________________________________ 30 March 2022 76 Pay limit: The grade of a unit of ore at which the revenue from the recovered mineral content of the ore is equal to the sum of total cash costs, closure costs, Mineral Reserve development and stay-in-business capital. This grade is expressed as an in-situ value in grams per tonne or ounces per short ton (before dilution and mineral losses). Precipitate: The solid product formed when a change in solution chemical conditions results in conversion of some pre-dissolved ions into solid state. Preliminary Feasibility Study (Prefeasibility Study or PFS): is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a qualified person has determined (in the case of underground mining) a preferred mining method, or (in the case of surface mining) a pit configuration, and in all cases has determined an effective method of mineral processing and an effective plan to sell the product. Probable Mineral Reserve: A Probable Mineral Reserve is the economically mineable part of an Indicated and, in some cases, a Measured Mineral Resource. Production stage property: A production stage property is a property with material extraction of Mineral Reserve. Productivity: An expression of labour productivity based on the ratio of ounces of gold produced per month to the total number of employees in mining operations. Project capital expenditure: Capital expenditure to either bring a new operation into production; to materially increase production capacity; or to materially extend the productive life of an asset. Proven Mineral Reserve: A Proven Mineral Reserve is the economically mineable part of a Measured Mineral Resource and can only result from conversion of a Measured Mineral Resource. Qualified Person: A Qualified Person is an individual who is (1) A mineral industry professional with at least five years of relevant experience in the type of mineralisation and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the registrant; and (2) An eligible member or licensee in good standing of a recognised professional organisation at the time the technical report is prepared. Section 229.1300 of Regulation S-K 1300 details further recognised professional organisations and also relevant experience. Quartz: A hard mineral consisting of silica dioxide found widely in all rocks. Recovered grade: The recovered mineral content per unit of ore treated. Reef: A gold-bearing horizon, sometimes a conglomerate band, that may contain economic levels of gold. Reef can also be any significant or thick gold bearing quartz vein. Refining: The final purification process of a metal or mineral. Regulation S-K 1300: On 31 October 2018, the United States Securities and Exchange Commission adopted the amendment Subpart 1300 (17 CFR 229.1300) of Regulation S-K along with the amendments to related rules and guidance in order to modernise the property disclosure requirements for mining registrants under the Securities Act and the Securities Exchange Act. Registrants engaged in mining operations must comply with the final rule amendments (Regulation S-K 1300) for the first fiscal year beginning on or after 1 January 2021. Accordingly, the Company is providing disclosure in compliance with Regulation S-K 1300 for its fiscal year ending 31 December 2021 and will continue to do so going forward. Rehabilitation: The process of reclaiming land disturbed by mining to allow an appropriate post-mining use. Rehabilitation standards are defined by country-specific laws, including but not limited to the South African Department of Mineral Resources, the US Bureau of Land Management, the US Forest Service, and the relevant Australian mining authorities, and address among other issues, ground and surface water, topsoil, final slope gradient, waste handling and re-vegetation issues. Resource modification factor (RMF): This factor is applied when there is an historic reconciliation discrepancy in the Mineral Resource model. For example, between the Mineral Resource model tonnage and the grade control model tonnage. It is expressed in both a grade and tonnage number. Scats: Within the metallurgical plants, scats is a term used to describe ejected ore or other uncrushable / grinding media arising from the milling process. This, typically oversize material (ore), is ejected from the mill and stockpiled or re-crushed via a scats retreatment circuit. Retreatment of scats is aimed at fracturing the material such that it can be returned to the mills and processed as with the other ores to recover the gold locked up within this oversize material. Seismic event: A sudden inelastic deformation within a given volume of rock that radiates detectable seismic energy. Shaft: A vertical or subvertical excavation used for accessing an underground mine; for transporting personnel, equipment and supplies; for hoisting ore and waste; for ventilation and utilities; and/or as an auxiliary exit. Smelting: A pyro-metallurgical operation in which gold precipitate from electro-winning or zinc precipitation is further separated from impurities. Stoping: The process of excavating ore underground.

AngloGold Ashanti Cerro Vanguardia – 31 December 2021

Stripping ratio: The ratio of waste tonnes to ore tonnes mined calculated as total tonnes mined less ore tonnes mined divided by ore tonnes mined.

Tailings: Finely ground rock of low residual value from which valuable minerals have been extracted.

Tonnage: Quantity of material measured in tonnes.

Tonne: Used in metric statistics. Equal to 1,000 kilograms.

Waste: Material that contains insufficient mineralisation for consideration for future treatment and, as such, is discarded.

Yield: The amount of valuable mineral or metal recovered from each unit mass of ore expressed as ounces per short ton or grams per metric tonne.

Zinc precipitation: Zinc precipitation is the chemical reaction using zinc dust that converts gold in solution to a solid form for smelting into unrefined gold bars.

25 Reliance on information provided by the Registrant

Reliance in information provided by the registrant includes guidance from the annual update to the Guidelines for Reporting. This guideline is set out to ensure the reporting of Exploration Results, Mineral Resource and Ore Reserve is consistently undertaken in a manner in accordance with AngloGold Ashanti's business expectations and, also in compliance with internationally accepted codes of practice adopted by AngloGold Ashanti.

Included in this guideline is the price assumptions supplied by the Registrant which includes long-range commodity price and exchange rate forecasts. These are reviewed annually and are prepared in-house using a range of techniques including historic price averages. AngloGold Ashanti selects a conservative Mineral Reserve price relative to its peers. This is done to fit into the strategy to include a margin in the mine planning process. The resultant plan is then valued at a higher business planning price.

Gold price

The following local prices of gold were used as a basis for estimation in the December 2021 declaration, unless otherwise stated:

		Local prices of gold			
	Gold price	Australia	Brazil	Argentina	Colombia
	$/oz	AUD/oz	BRL/oz	ARS/oz	COP/oz
2021 Mineral Reserve(3)	1,200	1,633	6,182	134,452	3,849,000
2020 Mineral Reserve(2)	1,200	1,604	5,510	119,631	4,096,877
2021 Mineral Resource(1)	1,500	2,072	7,940	173,065	5,336,250

(1) Reported for the first time under Regulation S-K 1300. (2) Reported under Industry Guide 7.
(3) Reported under Regulation S-K 1300.

30 March 2022

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